UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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REALTY INCOME CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2019 PROXY » STATEMENT

REALTY INCOME

The Monthly Dividend Company®

April    , 2019

Dear Stockholder:

You are cordially invited to attend our 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:00 a.m., Pacific Time on May 14, 2019 at the San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130. The business that will be conducted at the Annual Meeting is described in the Notice of the 2019 Annual Meeting of Stockholders and Proxy Statement.

Our company completed another year of strong operating performance in 2018, delivering favorable risk-adjusted returns for our stockholders. Stockholders who owned our stock for the duration of 2018 realized total shareholder return (“TSR”) of 15.9% assuming reinvestment of dividends, ranking in the 96th percentile of the MSCI US REIT Index and providing the highest TSR of any S&P 500 REIT. During the year, we received our second ‘A’ credit rating, and we recast and expanded our unsecured credit facility to $3.25 billion, which provides us with ample liquidity and flexibility to execute on our strategic initiatives. We continue to invest selectively in high-quality real estate, fund our investment activity with well-priced permanent and long-term capital, and actively manage our portfolio to maximize long-term value.

As The Monthly Dividend Company®, we remain committed to our mission of providing our stockholders with dependable monthly dividends that increase over time. During 2018, we paid twelve monthly dividends and increased the dividend per share by 4.1% over 2017. I would like to thank our team for their continued hard work and dedication in achieving our mission, and our Board of Directors for their continued support and guidance. We are excited about the current position of the company and remain committed to continuing to responsibly manage your company as prudent stewards of your capital.

We encourage you to review the information contained in the Proxy Statement. It is meant to provide an overview of the company’s achievements during the year, including information on the company’s compensation program and enhancements to our corporate governance practices. After your review, we hope that you will vote at the meeting (either in person or by proxy) in accordance with the Board of Directors’ recommendations.

Your vote is important to us and we appreciate your continued support of our company.

Sincerely,

Sumit Roy
President, Chief Executive Officer
Director, Board of Directors

Notice of the 2019
Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Realty Income Corporation, a Maryland corporation (the “company”), will be held as follows:

MEETING DATE:	Tuesday, May 14, 2019
MEETING TIME:	9:00 a.m., Pacific Time
LOCATION:	San Diego Marriott Del Mar
11966 El Camino Real, San Diego, California 92130

RECORD DATE: You may vote if you were a holder of record of our shares of common stock, par value $0.01 per share, at the close of business on March 14, 2019.

ITEMS OF BUSINESS:

1.	The election of nine director nominees named in this Proxy Statement to serve until the 2020 annual meeting of stockholders and until their respective successors are duly elected and qualify.
2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019.
3.	A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement.
4.	An amendment of the Charter to increase the number of authorized shares of common stock.
5.	A non-binding advisory proposal to ratify the amendment to the company’s Bylaws to permit stockholders to propose binding amendments to the company’s Bylaws.
6.	The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting. At the Annual Meeting, management will report on the current activities of the company and comment on its future plans. A discussion period is planned so that stockholders will have an opportunity to ask questions and make appropriate comments. All presentation materials shared at the Annual Meeting will be made available on the company’s website at www.realtyincome.com/annual-reports-proxy.

PROXY VOTING: Your vote is important. Whether or not you plan to attend our Annual Meeting, we urge you to submit your proxy as soon as possible to ensure your shares are represented and voted at our Annual Meeting. You may authorize a proxy to vote your shares by telephone, via the Internet, or—if you have received and/or requested paper copies of our proxy materials by mail—by signing, dating and returning the proxy card in the envelope provided. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

No person is authorized to make any representation with respect to the matters described in this Proxy Statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.

You are encouraged to read this Proxy Statement in its entirety before voting or authorizing a proxy to vote on your behalf.

By Order of the Board of Directors,

Michael R. Pfeiffer
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
April , 2019

Proxy Summary

The Board of Directors (or, the “Board” or, “Board of Directors”) of Realty Income Corporation, a Maryland corporation (the “company”), is soliciting proxies for the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) and any postponement or adjournment of the Annual Meeting. This Proxy Summary provides an overview of the proposals to be considered and voted on at the Annual Meeting and information contained in the Proxy Statement, but does not contain all of the information that should be considered before voting. We encourage you to read the Proxy Statement in its entirety before voting.

Meeting Date:	Tuesday, May 14, 2019

Time:	9:00 a.m., Pacific Time

Location:	San Diego Marriott Del Mar 11966 El Camino Real San Diego, California 92130

Record Date:	March 14, 2019

How to Vote

On or about April , 2019, we will mail or e-mail a copy of our Notice of 2019 Annual Meeting of Stockholders, Proxy Statement, proxy card, and 2018 Annual Report (collectively “Proxy Materials”) to our stockholders according to their previously indicated preference. Some of our stockholders will be mailed a Notice of Availability of Proxy Materials, which contains instructions on how to request and receive a paper or e-mailed copy of our Notice of 2019 Annual Meeting of Stockholders, Proxy Statement and 2018 Annual Report, and how to view these materials online. All methods of correspondence will provide stockholders with instructions on how to vote or authorize a proxy to vote using any of the following methods:

Beneficial Stockholders: If your shares of common stock are held by a bank, broker or other holder of record, please follow the instructions you receive from your bank, broker or other nominee on how to vote your shares of common stock at our Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 14, 2019: This Proxy Statement and our 2018 Annual Report are available on our website at www.realtyincome.com/investors/financial-information/annual-reports-and-proxy. You can also view these materials at www.proxyvote.com by using the control number that is provided to you either on your proxy card, in your e-mailed Proxy Materials, or on your Notice of Availability of Proxy Materials. You are encouraged to access and review all of the information contained in the Proxy Materials before voting.

Proposal Guide

PROPOSAL	PAGE	BOARD VOTE RECOMMENDATION
PROPOSAL 1 – ELECTION OF DIRECTORS
Our Board of Directors believes that the nine director nominees named herein contribute the breadth and diversity of knowledge and experience needed for the advancement of our business strategies and objectives.	6	For
PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has appointed KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2019 and requests stockholders to ratify the appointment.	6	For
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Proxy Summary

PROPOSAL	PAGE	BOARD VOTE RECOMMENDATION
PROPOSAL 3 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Our Board of Directors believes our compensation program is appropriately structured to reward our named executive officers for the continued performance of the company, encourage a disciplined approach to management, and maintain focus on the creation of long-term value for our stockholders.	7	For
PROPOSAL 4 – AMENDMENT OF THE CHARTER TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
Our Board of Directors believes that it is advisable and in the best interest of the company and our stockholders to amend the company’s charter (the “Charter”) in order to have available additional authorized but unissued shares of common stock adequate to provide for our future capital needs.	8	For
PROPOSAL 5 – ADVISORY VOTE TO RATIFY AN AMENDMENT TO THE BYLAWS TO PERMIT STOCKHOLDERS TO PROPOSE BINDING AMENDMENTS TO THE COMPANY’S BYLAWS
Our Board of Directors believes that in order to ascertain the views of our stockholders, it is advisable and in the best interests of the company and our stockholders to ratify on a non-binding advisory basis the amendment to the company’s bylaws (the “Bylaws”).	9	For

Performance Highlights

We achieved another year of positive earnings growth in 2018 as measured by Adjusted Funds from Operations (AFFO) per share that allowed us to continue to pay dependable monthly dividends that increase over time.

(1)	For a reconciliation of net income to AFFO, see Appendix C on page 71 of this Proxy Statement.

Our focus on providing dependable monthly dividends that increase over time helps drive strong total shareholder return (“TSR”) performance.

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Proxy Summary

(1)	TSR is calculated assuming the contemporaneous reinvestment of dividends on the ex-dividend date. Data sourced from Bloomberg as of December 31, 2018.

Executive Compensation Highlights

We believe our performance demonstrates the effectiveness, over time, of the execution of our strategic business plan, and the alignment of our compensation program with our philosophy to reward executives for enhancing long-term stockholder value. Our compensation program focuses on pay-for-performance principles that are linked to short-term and long-term financial and operational metrics, including relative TSR. The following are the two primary components of the 2018 plan:

Under both the STIP and LTIP programs, no compensation is awarded for below-threshold performance and maximum payouts were capped at 200% of target. All of the compensation awarded under the programs is at risk. On October 16, 2018, the Board of Directors elected Sumit Roy, the company’s former President and Chief Operating Officer, as the company’s Chief Executive Officer (our “CEO”) and as a member of the Board, succeeding John P. Case (our “Former CEO”). Approximately 72% of our CEO’s total target direct compensation for the 2018 performance year consisted of compensation that was at risk based on the achievement of certain performance metrics. Salary and time-based equity awards made up the remaining 28% of our CEO’s compensation.

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Proxy Summary

Corporate Governance Highlights

We remain committed to managing the company for the benefit of our stockholders and maintaining good corporate governance practices. In 2018 and in early 2019, we further enhanced our corporate governance practices by:

✓	Including proxy access nominating provisions in our Bylaws.
✓	Providing stockholders with the power to directly amend the Bylaws with approval by a majority of the votes entitled to be cast on the matter.
✓	Replacing our named executive officers’ individual employment agreements with a new Executive Severance Plan.
✓	Electing two new independent directors, as part of our Board’s ongoing refreshment efforts.
✓	Implementing Board oversight of environmental, social and governance issues.

Further, we are seeking approval from our stockholders in this Proxy Statement to ratify the company’s Bylaws, which permit stockholders to propose binding amendments to the company’s Bylaws, as more fully described on page 9.

In addition to these enhancements, we continue to uphold the following features of our corporate governance practices to maintain the company’s reputation for integrity and serving its stockholders responsibly:

Corporate Governance Highlights
✓	All directors are subject to an annual election with a majority voting standard in uncontested elections.	✓	We have a separate independent Chairman and Chief Executive Officer.
✓	All directors, with the exception of our CEO, are independent, and all committee members are independent.	✓	Our directors conduct annual self-evaluations and participate in orientation and continuing education programs.
✓	An Enterprise Risk Management evaluation is conducted annually to identify and assess company risk.	✓	Our directors, officers, and other employees are subject to a Code of Business Ethics.
✓	Our Board of Directors has adopted a “whistleblower” policy.	✓	Our directors, officers, and employees are subject to anti-hedging and anti-pledging policies.
✓	Our Board of Directors has voluntarily adopted a formal clawback policy that applies to cash and equity incentive compensation.	✓	Our directors and named executive officers have minimum stock ownership requirements.
✓	No stockholder rights plan is in effect.	✓	Our Bylaws permit stockholders to request the calling of a special meeting.
✓	The restricted stock and restricted stock unit awards for our named executive officers have “double-trigger” acceleration provisions.	✓	We have an 18-month minimum vesting provision on stock options and stock appreciation rights.
✓	Our Board of Directors conducts regular executive sessions of independent directors.	✓	We annually submit our executive compensation to a “say-on-pay” advisory vote by our stockholders.

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Proxy Summary

Stockholder Engagement During 2018

We believe engaging with our stockholders on an ongoing basis is important to understand what is important to them and ensure best practices. In addition to maintaining active communication with stockholders throughout the year, we engage with stockholder governance teams annually in anticipation of each Annual Meeting.

✓	Engaged with stockholders collectively representing approximately 30% of shares outstanding.	✓	Identified and regularly reported consistent themes from our outreach activities to our Board of Directors.
✓	Our Board of Directors’ Independent Chairman participated in stockholder engagement calls, providing stockholders direct access to our Board of Directors.	✓	Considered the input provided by our stockholders and our advisors as our Board of Directors reviewed and considered enhancements to its governance processes and public disclosures.
✓
Discussed various topics, including our CEO
transition, executive compensation, board
refreshment, composition and structure of our
Board, our Bylaws, company culture, and
environmental and social considerations.
✓
Pursuant to action taken by the Board of
Directors, the Nominating and Corporate
Governance Committee is now responsible for
direct oversight of environmental, social and
governance considerations as it relates to the
company’s enterprise risk management
program.

✓
As stockholders were generally supportive of
the company’s current Bylaws, the company is
seeking stockholder ratification of the
company’s 2018 Bylaws amendment provision,
on a non-binding advisory basis, which permits
stockholders to propose binding amendments to
the company’s Bylaws under certain
circumstances, as more fully described on
page 9.

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Proposals

Proposal 1 - Election of Directors

Our Board of Directors currently consists of ten directors. Stephen E. Sterrett has chosen not to stand for re-election to our Board of Directors at the Annual Meeting. Accordingly, our Board of Directors intends to reduce its size to nine directors, to be effective upon the commencement of the Annual Meeting. Based on the recommendation of our Nominating/Corporate Governance Committee, our Board of Directors has nominated the following current nine directors, who we believe contribute the breadth and diversity of knowledge and experience necessary for the advancement of our business strategies and objectives, for re-election at the Annual Meeting, each to serve for a one-year term expiring at our annual meeting of stockholders in 2020, and until their respective successors have been duly elected and qualify:

(1)	Non-Executive Independent Chairman of the Board of Directors.

For more information regarding our nominees, please see the “Board of Directors and Corporate Governance” section of this Proxy Statement beginning on page 11.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has appointed KPMG LLP as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2019. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement if the representatives desire to do so. The representatives are also expected to be available to respond to appropriate questions.

Although ratification by our stockholders is not a prerequisite to the power of the Audit Committee to appoint KPMG LLP as our independent registered public accounting firm, our Board of Directors and the Audit Committee believe such ratification to be advisable and in the best interest of the company. Accordingly, stockholders are being requested to ratify, confirm, and approve the appointment of KPMG LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2019. If the stockholders do not ratify the appointment of KPMG LLP, the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee; however, the Audit Committee has no obligation to change its appointment based on stockholder ratification. If the appointment of KPMG LLP is ratified, the Audit Committee will continue to conduct an ongoing review of KPMG LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace KPMG LLP at any time.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.
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Proposals

Proposal 3 - Advisory Vote to Approve the Compensation of Our Named Executive Officers

Our Board of Directors has adopted a policy of providing for annual “say-on-pay” advisory votes. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as a matter of good corporate governance, we are asking our stockholders to vote on a non-binding, advisory basis to approve the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis and the executive compensation tables narrative that follow.

In an effort to align the interests of management with those of our stockholders, our compensation program focuses on pay-for-performance principles that are linked to short-term and long-term financial and operational metrics, including relative TSR. Our compensation mix rewards the continued performance of the company, encourages a disciplined approach to management, and maintains focus on the creation of long-term value for our stockholders. We believe this structure is competitive and allows us to attract, motivate, and retain highly qualified executive officers.

In connection with reviewing our compensation program and the 2018 compensation paid to our named executive officers, it is important to consider the company’s excellent performance results achieved during 2018 as well as our long-term TSR performance. During the 3-year performance period ending December 31, 2018, our TSR outperformed the MSCI US REIT Index and the Nareit Freestanding Index. These performance results are discussed in detail in the “Executive Compensation” section beginning on page 28.

Based on the company’s performance in 2018, our named executive officers were awarded compensation in accordance with our STIP and LTIP, in addition to a fixed compensation component. All of the compensation awarded under the 2018 STIP and LTIP is at risk, and not guaranteed and based on the following performance metrics:

SHORT-TERM INCENTIVE PLAN PERFORMANCE GOALS		LONG-TERM INCENTIVE PLAN PERFORMANCE GOALS
Metric	Weight	Metric	Weight
AFFO per Share	40%	TSR Ranking within MSCI US REIT Index	45%
Fixed Charge Coverage Ratio	20%	TSR Ranking to JP Morgan Net Lease Peers Group	26%
Portfolio Occupancy	10%	Dividend per Share Growth Rate	16%
Individual Objectives	30%	Debt-to- EBITDA Ratio	13%

The performance hurdles and weightings for each program are determined by the Compensation Committee in consultation with its independent compensation consultant. This structure effectively links the compensation awarded to our executives to the achievement of the company’s financial and strategic goals. The independent members of our Board of Directors believe that the performance-based structure of our compensation program, as summarized above and detailed in the “Executive Compensation” section beginning on page 28, allows the company to attract and retain talented executives while aligning their interests with the best interests of the company to support long-term value creation for the benefit of stockholders. Unless our Board of Directors modifies its determination on the frequency of future “say-on-pay” advisory votes, the next vote will be held at the annual meeting of stockholders in 2020.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL ON A NON-BINDING ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
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Proposals

Proposal 4 - Amendment of the Charter to Increase the Number of Authorized Shares of Common Stock

On March 12, 2019, our Board of Directors approved and declared advisable an amendment to our Charter that increases the number of authorized shares of common stock from 370,100,000 to 740,200,000. The proposed amendment is subject to approval by our stockholders. As of March 14, 2019, 303,800,262 shares of our common stock were issued and outstanding. As of December 31, 2018, (i) 303,742,090 shares of our common stock were issued and outstanding, (ii) 238,360 shares of our common stock were subject to outstanding equity awards, which include RSUs and potential awards under our LTIPs, assuming the issuance of shares based on target performance, (iii) 1,031,604 shares of our common stock were reserved for future issuance under our 2012 Stock Incentive Award Plan, (iv) 11,770,190 shares of our common stock were reserved for future issuance under our Dividend Reinvestment and Stock Purchase Plan, and (v) 20,453,861 shares of our common stock were reserved for future issuance under our current ATM equity distribution plan. If the amendment is approved, it will become effective upon the filing of the Articles of Amendment to our Charter with, and acceptance for record by, the State Department of Assessments and Taxation of Maryland.

Our Board of Directors has determined that it is advisable and in the best interests of the company and our stockholders to amend the Charter in order to have available additional authorized but unissued shares of common stock in an amount adequate to provide for our future needs, which may include possible future equity financings, future opportunities for expanding our business through investments or acquisitions, management incentives and employee benefit plans, stock dividends or stock splits, and for other general corporate purposes. If our stockholders do not approve this proposal, we believe that we may be substantially limited in our ability to advance our operational and future strategic plans, including our ability to access the capital markets, finance the acquisition and development of properties, complete corporate collaborations, partnerships or other strategic transactions, attract, retain and motivate employees, and pursue other business opportunities integral to our growth and success.

The company’s issuance of shares of common stock, including the additional shares that will be authorized if this proposal is approved by stockholders, may dilute the equity ownership position of current holders of common stock and may be made without stockholder approval, unless otherwise required by applicable law or the New York Stock Exchange (the “NYSE”).

If our Board of Directors were to increase the number of issued shares of common stock, it could have an anti-takeover effect, although this is not the intent of our Board of Directors in proposing the amendment. For instance, our authorized but unissued common stock could be issued in one or more transactions that would make a change in control of our company more difficult or costly, and less likely. As of the date of this Proxy Statement, we are not aware of any attempt or plan to obtain control of us.

The holders of our common stock have no preemptive rights, and our Board of Directors has no plans to grant such rights with respect to any such shares.

The full text of the amendment to Section 6.1 of Article VI of the Charter is attached as Appendix A to this Proxy Statement on page 69, and is incorporated by reference into this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT OF THE CHARTER TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

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Proposals

Proposal 5 – Advisory Vote to Ratify the Amendment to the Company’s Bylaws to Permit Stockholders to Propose Binding Amendments to the Company’s Bylaws

On March 13, 2018, our Board of Directors amended and restated our Bylaws to permit the stockholders of the company to amend our Bylaws directly (i.e. without the approval of the Board of Directors) pursuant to (a) a binding proposal submitted by any stockholder or group of up to five stockholders holding in the aggregate at least one percent of the outstanding shares of our common stock continuously for at least one year (the “Bylaw Amendment Provision”) and (b) thereafter approval by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. A copy of the Bylaw Amendment Provision is attached as Appendix B to this Proxy Statement on page 70 and is incorporated by reference into this proposal.

The Board of Directors is voluntarily submitting this Bylaw Amendment Provision for stockholder consideration on a non-binding advisory basis because it believes it is important to provide our stockholders with an opportunity to provide direct input on such an amendment.

As permitted by Maryland law, our Board of Directors had the exclusive power to amend our Bylaws prior to the adoption of the Bylaw Amendment Provision. In connection with its regular review of the company’s corporate governance practices, the Nominating/Corporate Governance Committee considered whether amending our Bylaws to grant stockholders a concurrent power to amend our Bylaws was in the best interests of the company. A majority of Maryland-formed, exchange-listed real estate investment trusts (“REITs”), approximately 90 companies, have made no changes to their bylaws on this issue and approximately 60 have taken some action to provide some power to their stockholders to amend the bylaws.

After careful consideration of this matter and in light of the considerations discussed in more detail below, the Nominating/Corporate Governance Committee and the Board of Directors concluded that the adoption of the Bylaw Amendment Provision strikes an appropriate balance between enhancing stockholder rights and adequately protecting the best interests of the company and all stockholders.

The Board of Directors recognizes that allowing any stockholder the right to submit binding proposals to amend our Bylaws is viewed by some as an important stockholder right. However, consistent with the Board of Director’s duties under Maryland law, the Board of Directors believes it is not in the interest of the company to allow a single stockholder, without a meaningful equity stake in the company or with shares owned for only a brief period of time, to submit binding proposals to amend our Bylaws.

Stockholders are already permitted to submit non-binding proposals. The company’s stockholders have had, and will continue to have, the right to submit non-binding (precatory) proposals to amend our Bylaws or take other action pursuant to Rule 14a-8 of the Exchange Act, which requires stockholder proponents to own at least $2,000 of shares of common stock (which is the equivalent of approximately 0.00001% of the outstanding shares of our common stock) for one year. If a non-binding proposal were to receive majority support, it would be the intention of our Board of Directors to consider and respond to the input of our stockholders.

Board actions are informed by stockholder input. Throughout the year, we communicate extensively with the company’s stockholders and other stakeholders on topics ranging from financial and operational performance to corporate governance matters. This stockholder dialogue has been immensely valuable and informed changes, such as the Board of Directors’ action in March 2018 to amend and restate the Bylaws to permit the company’s stockholders to amend the Bylaws as detailed in Appendix B, as well as providing direct Board oversight on matters relating to environmental and social considerations.

Historically, the company’s stockholders have not expressed a concern to management or the Board of Directors about not having the concurrent power to amend our Bylaws. In addition, the company has never received a stockholder proposal on this issue. During 2018, we specifically sought stockholder input on the Bylaw Amendment Provision, engaging with holders of approximately 30% of our outstanding shares of common stock on this topic, with our Chairman participating in meetings with stockholders owning 23%. While stockholder views differed on the appropriate ownership threshold for submission of a proposed Bylaw amendment, nearly all stockholders we consulted supported the concept of requiring some meaningful threshold, expressed support for the prior amendment to the Bylaws, and encouraged us to submit the Bylaw Amendment Provision to all stockholders for consideration.

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Proposals

Accordingly, after careful consideration of this matter and in recognition of feedback received from stockholders, the Nominating/Corporate Governance Committee and the Board of Directors each concluded that the adoption of the Bylaw Amendment Provision achieves an appropriate balance between enhancing stockholder rights and adequately protecting the best interests of the company and all stockholders. If the Bylaw Amendment Provision is not ratified by stockholders at the Annual Meeting, we intend to re-engage with our stockholders, and bring any feedback received to the full Board of Directors for discussion, and the Nominating/Corporate Governance Committee and the Board of Directors will reconsider our approach to the Bylaw Amendment Provision. Although this proposal is advisory and non-binding, it is the Nominating/Corporate Governance Committee’s and the Board of Directors’ objective to ensure action on our Bylaw Amendment Provision is informed by stockholder dialogue and designed to protect and maximize long-term value for all stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION ON A NON-BINDING ADVISORY BASIS OF THE AMENDMENT TO THE COMPANY’S BYLAWS.

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Board of Directors and Corporate Governance

Director Nominees

The Board of Directors has nominated the following nine current directors, identified below, for re-election at the Annual Meeting, each to serve for a one-year term expiring at our annual meeting of stockholders in 2020, and until their respective successors are duly elected and qualify. Stephen E. Sterrett has chosen not to stand for re-election at the Annual Meeting. The information presented below highlights each director nominee’s specific experience, qualifications, attributes, and skills that led our Board of Directors to the conclusion that he or she should serve as a director. We believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Realty Income and our Board of Directors. We also value the additional perspective that comes from serving on other companies’ boards of directors and board committees. We continue to review the composition of the Board of Directors in an effort to assemble a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in various areas. Since our last annual meeting of the stockholders in 2018, we added two new directors, Reginald H. Gilyard and Gerardo I. Lopez, to the Board of Directors, and Sumit Roy joined our Board of Directors upon his election as Chief Executive Officer in October 2018. We believe these new additions to our Board of Directors have expanded our Board of Director’s diversity of composition, thought and experience, and has provided our Board of Directors with fresh perspectives.

Kathleen R. Allen, Ph.D. Age: 73 Director Since: 2000 Committees: Audit Independent: Yes	Experience
Kathleen R. Allen, Ph.D. is Professor Emerita at the Marshall School of Business and the founding director of the Center for Technology Commercialization at the University of Southern California (1991-2016). She was the co-founder and chairwoman of Gentech Corporation (1994-2004) and in 2006 co-founded and became the Chief Executive Officer and served on the board of directors of N2TEC Institute, a nonprofit company focused on technology commercialization in rural America, until it completed its mission in 2013. Dr. Allen has co-founded four private companies, is currently a principal and on the board of directors of a real estate investment and development company, and serves on the board of advisors for two life science companies. She was a Visiting Scholar at the Department of Homeland Security, where she advised on issues related to technology deployment, including cybersecurity. She is the author of 15 books in the field of entrepreneurship and technology commercialization, a field in which she is considered an expert.

Qualifications
As a distinguished businesswoman, entrepreneur, and consultant, Dr. Allen has helped our Board of Directors identify and assess the risks associated with new endeavors. She has also worked with many early-growth and established companies to develop effective leadership and team-building skills. With her years of experience in risk management in the areas of business models, investment opportunities, and technology, Dr. Allen brings to the Board of Directors achievement in strategic business planning, which is a key part of our growth strategy.

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A. Larry Chapman Age: 72 Director Since: 2012 Committees: Audit Independent: Yes	Experience
Larry Chapman is a retired 37-year veteran of Wells Fargo, having served most recently as Executive Vice President and the Head of Commercial Real Estate from 2006 until his retirement in June 2011, and as a member of the Wells Fargo Management Committee. Mr. Chapman joined Wells Fargo in 1974 in its Houston Real Estate office. In 1987, he was promoted to President of Wells Fargo Realty Advisors, a wholly-owned subsidiary of Wells Fargo & Co. The subsidiary’s primary responsibility was managing Wells Fargo Mortgage and Equity Trust, which was formed in 1970 and sold in 1989. He remained President of Wells Fargo Realty Advisors until 1990, and was promoted to Group Head of the Wells Fargo Real Estate Group in 1993. Mr. Chapman managed the Wells Fargo Real Estate Group until his 2006 promotion to Executive Vice President and Head of Commercial Real Estate for Wells Fargo on a nationwide basis. Mr. Chapman is a former board member of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley, past governor and trustee of the Urban Land Institute, former member of the National Association of Real Estate Investment Trusts (Nareit), and member and past trustee of the International Council of Shopping Centers (ICSC). He currently serves on the board of directors of CBL & Associates Properties, Inc. (NYSE: CBL) (August 2013-present).

Qualifications
Mr. Chapman’s financial acumen and extensive commercial real estate experience across many industries and tenant types provide valuable insight and expertise to the Board of Directors and our senior management team as we continue to expand our real estate portfolio. In addition, his background as a leader of a Fortune 500 company, and as a member of its management team, further enhances the quality of leadership and oversight provided by our Board of Directors.

Reginald H. Gilyard Age: 55 Director Since: 2018 Committees: Nominating/Corporate Governance Independent: Yes	Experience
Reginald H. Gilyard is a Senior Advisor with Boston Consulting Group, a global management consulting company (2017-present). Prior to this role, Mr. Gilyard served as Dean of the Argyros School of Business and Economics at Chapman University (2012-2017). Previously, Mr. Gilyard held various positions at Boston Consulting Group, including Partner and Managing Director (1996-2012). Mr. Gilyard began his career in the United States Air Force, where he served for twelve years, most recently as Major in the U.S. Air Force Reserves. Mr. Gilyard currently serves on the board of directors of First American Financial Corporation (NYSE:FAF) (2017-present), and CBRE Group Inc. (NYSE: CBRE) (2018-present), and is the Board Chair for Pacific Charter School Development, a 501(c)(3) real estate development company serving low-income families in urban centers across the United States.

Qualifications
Mr. Gilyard offers valuable knowledge regarding strategy development and execution, having worked with management teams and boards to develop and implement successful strategies for over 20 years. His extensive consulting experience includes leading national and multi-national strategic engagements, pre-and post-M&A activity, and business transformation. Mr. Gilyard’s skill set and experience in a broad array of industries allows him to provide diverse and valuable perspectives to our Board of Directors.

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Priya Cherian Huskins Age: 46 Director Since: 2007 Committees: Compensation (Chair) and Nominating/Corporate Governance Independent: Yes	Experience
Priya Cherian Huskins is Senior Vice President and partner at Woodruff-Sawyer & Co., a commercial insurance brokerage firm (2003-present). Prior to joining Woodruff-Sawyer & Co., Ms. Huskins served as a corporate and securities attorney at the law firm of Wilson Sonsini Goodrich & Rosati (1997-2003). She has served on the advisory board of the Stanford Rock Center for Corporate Governance since 2012, and the board of directors of Woodruff-Sawyer & Co. since 2016. She previously served on the board of directors of the Silicon Valley Directors’ Exchange (SVDX) (2013-2018), and served on the board of directors of the National Association of Corporate Directors, Silicon Valley Chapter (2006-2013).

Qualifications
With her background in law, insurance, and risk management, Ms. Huskins brings a focus on these areas to our Board of Directors. As a recognized expert in directors and officers liability risk and its mitigation, Ms. Huskins provides valuable insight into our risk management strategy. In addition, she brings experience regarding corporate governance matters, including compensation best practices, and ways that corporate governance can enhance stockholder value. Ms. Huskins’ experience makes her a valuable component of a well-rounded Board of Directors.

Gerardo I. Lopez Age: 59 Director Since: 2018 Committees: Compensation Independent: Yes	Experience
Gerardo I. Lopez is currently an Operating Partner with Softbank (December 2018-present). Prior to this role, Mr. Lopez was an Operating Partner at High Bluff Capital Partners, a private equity firm, and Executive Chairman of Quiznos, Inc. (June 2018 – December 2018). Previously, Mr. Lopez served as President and Chief Executive Officer of Extended Stay America, Inc. and its pair-share REIT, ESH Hospitality, Inc. (paired together as NYSE: STAY) (2015-2017), President and Chief Executive Officer of AMC Entertainment Holdings, Inc. (NYSE: AMC) (2009-2015), Executive Vice President of Starbucks Coffee Company (NASDAQ: SBUX) and President of its Global Consumer Products, Seattle’s Best Coffee and Foodservice division (2004-2009), and President of the Handleman Entertainment Resources division of Handleman Company (2001-2004). Mr. Lopez has also held a variety of executive management positions with International Home Foods (1997-2000), PepsiCo, Inc. (NYSE: PEP) (1986-1996), and the Procter & Gamble Company (NYSE: PG) (1983-1986). Mr. Lopez currently serves on the board of directors of CBRE Group, Inc. (NYSE: CBRE) (2015-present) and Newell Brands (NYSE: NWL) (2018-present).

Qualifications
Mr. Lopez brings extensive operational and leadership knowledge through serving as a senior executive at entertainment, hospitality, and consumer products companies. He has over 30 years of experience in marketing, sales and operations, and management of public and private companies, particularly across consumer-focused industries. Mr. Lopez adds real estate expertise and diverse board experience as an independent board member of private and public companies. The depth and breadth of his operational knowledge and leadership experience across various industries makes him a valuable contributor to our Board of Directors.

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Michael D. McKee Age: 73 Director Since: 1994 Non-Executive Chairman Since: 2012 Committees: Compensation and Nominating/Corporate Governance (Chair) Independent: Yes	Experience
Michael D. McKee is Principal at The Contrarian Group (March 2018-present). Mr. McKee previously served as Executive Chairman of HCP, Inc. (NYSE: HCP) (May 2016-February 2018), and as Chief Executive Officer of Bentall Kennedy (U.S.), a registered real estate investment advisor (February 2010-April 2016), and was the Vice Chairman (1999-2008) and Chief Executive Officer (2007-2008) of The Irvine Company, a privately-held real estate investment company, as well as its Chief Operating Officer (2001-2007), Chief Financial Officer (1997-2001) and Executive Vice President (1994-1999). Prior to joining The Irvine Company, Mr. McKee was a partner in the law firm of Latham & Watkins (1986-1994). Through each of these positions, Mr. McKee has obtained extensive real estate experience and provides valuable insight and expertise to the Board and our senior management team. He has served on the board of directors of HCP, Inc. (NYSE: HCP) (1987-2018), Bentall Kennedy (U.S.) (2008-2012), First American Financial Corporation (NYSE: FAF) (2011-present), the Tiger Woods Foundation (2006-present), The Irvine Company (1998-2008) and Hoag Hospital Foundation (1999-2008).

Qualifications
Mr. McKee’s business and legal experience includes numerous acquisition and disposition transactions, as well as a variety of public and private offerings of equity and debt securities. Additionally, he has been exposed to various compliance issues as they relate to REITs. With his knowledge of the complex issues facing real estate companies today and his understanding of what makes businesses work effectively and efficiently, Mr. McKee provides valuable insight to our Board of Directors.

Gregory T. McLaughlin Age: 59 Director Since: 2007 Committees: Audit and Compensation Independent: Yes	Experience
Gregory T. McLaughlin is the Chief Executive Officer of World Golf Foundation and President of The First Tee. Prior to his current role, Mr. McLaughlin served as President, PGA TOUR Champions and Executive Vice President with the PGA TOUR in Ponte Vedra Beach, Florida (2014-present). Previously, Mr. McLaughlin was President and Chief Executive Officer of TGR Live and Tiger Woods Foundation in Irvine, California (1999-2014), Vice President of Business Development of the Western Golf Association/Evans Scholars Foundation (1993-1999), and Vice President of Business Development of the Los Angeles Junior Chamber of Commerce (1988-1993).

Qualifications
With his diverse background, Mr. McLaughlin offers a unique perspective to the Board of Directors on a variety of business, finance and legal matters. His business and legal experience includes tax-exempt status and financing as well as business development, capital raising, and program development. Additionally, his leadership skills in managing a variety of different organizations brings financial reporting expertise, especially as it relates to audit and tax matters. His proven effectiveness working with complex issues makes him a valuable member of our Board of Directors.

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Ronald L. Merriman Age: 74 Director Since: 2005 Committees: Audit (Chair) and Nominating/Corporate Governance Independent: Yes	Experience
Ronald L. Merriman is a retired Vice Chairman and partner of KPMG LLP, a global accounting and consulting firm (1967-1997). At KPMG LLP, Mr. Merriman served as Vice Chairman of the Executive Management Committee. More recently, Mr. Merriman was the managing director of Merriman Partners, a management advisory firm (2003-2011). Prior to founding Merriman Partners, Mr. Merriman served as a managing director of O’Melveny & Myers law firm (2000-2003), Executive Vice President of Carlson Wagonlit Travel (1999-2000), and President of Ambassador Performance Group, Inc. (1997-1999). Mr. Merriman serves on the board of directors of Aircastle Limited (NYSE: AYR) (2006-present) and serves as the chairman of its audit committee (2006-present) and on the compensation committee (2012-present). Additionally, Mr. Merriman serves on the board of directors of nVent Electrical, Plc. (NYSE: NVT) (2018-present). Previously, Mr. Merriman served on the board of directors of Pentair, Plc, formerly Pentair, Ltd. (NYSE: PNR) (2005-2018), and was the chairman of its audit committee. Mr. Merriman formerly served on the board of directors of Haemonetics Corporation (NYSE: HAE) (2005-2017).

Qualifications
Mr. Merriman is an experienced financial leader with the skills necessary to lead our Audit Committee. Throughout his career, he has been exposed to various global issues involving accounting and auditing standards, business law and corporate ethics. His professional background and experience on other audit committees make him a valuable asset, both on our Board of Directors and as the Chair of our Audit Committee. Mr. Merriman’s positions have provided him with a wealth of knowledge in addressing financial and accounting matters. The depth and breadth of his exposure to complex global financial issues makes him a skilled member of the Board of Directors.

Sumit Roy Age: 49 Director Since: 2018 Committees: None Independent: No	Experience
Mr. Roy has been our Chief Executive Officer since October 2018, and our President since November 2015. He served as Executive Vice President, Chief Operating Officer from October 2014 to October 2018, and as Chief Investment Officer from October 2013 to November 2015. Prior to that, he served as Executive Vice President, Acquisitions from March 2013 to October 2013, after being promoted from his prior role as Senior Vice President, Acquisitions from September 2011 to February 2013. Prior to joining us in September 2011, Mr. Roy was an Executive Director, Global Real Estate, Lodging & Leisure for UBS Investment Bank. Mr. Roy has also held positions at Merrill Lynch, and at Cap Gemini Ernst & Young LLP.

Qualifications
Mr. Roy brings a deep understanding of financial strategy, real estate, and REITs through his experience in the financial and real estate industries. Additionally, he provides insight regarding strategic planning and execution through his consulting and advisory experience. His extensive knowledge of the company’s investments and operations across all areas of the business makes him a valuable contributor to our Board of Directors.

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Committees of the Board

Our Board has three standing committees that perform certain delegated functions of the Board: the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee. Until December 31, 2018, the Board also had one special purpose committee, the Technology Risk Committee, which provided governance and oversight of the possible risks associated with the company’s technology, information systems, and migration to a new enterprise resource planning system during January 2018. Each committee is composed entirely of independent directors within the meaning of our director independence standards, which reflect the NYSE director independence standards and the audit committee requirements of the SEC.

Each committee operates under a written charter, all of which were reviewed by their respective committees during 2018. Our Nominating/Corporate Governance Committee updated its charter in February 2018 and the Corporate Governance Guidelines in February 2019. Our Board may, from time to time, establish certain other committees to facilitate oversight over the management of the company. The charters of each of our standing committees are available on our company’s website: www.realtyincome.com/investors/corporate-governance/board-committees.

AUDIT COMMITTEE
Responsibilities
Members: Ronald L. Merriman (Chair) Kathleen R. Allen, Ph.D. A. Larry Chapman Gregory T. McLaughlin Independent: All Meetings in 2018: 8	■	Oversee compliance with legal and regulatory requirements;
	■	Oversee the integrity of our financial statements;
	■	Oversee cybersecurity risks;
	■	Appoint, retain, and oversee our independent registered public accounting firm, approve any special assignments given to the independent registered public accounting firm, and review:
		•	The scope and results of the audit engagement with the independent registered public accounting firm, including the independent registered public accounting firm’s letters to the Audit Committee;
		•	The independence and qualifications of the independent registered public accounting firm;
		•	The compensation of the independent registered public accounting firm;
		•	The performance of our internal audit function; and
		•	Any proposed significant accounting changes.

Our Board of Directors has determined that Messrs. Merriman, Chapman and McLaughlin and Dr. Allen qualify as audit committee financial experts, as defined in Item 407(d) of Regulation S-K, and that all members of the Audit Committee are financially literate under the current listing standards of the NYSE and meet the SEC independence requirements for audit committee membership.

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COMPENSATION COMMITTEE
Responsibilities
Members: Priya Cherian Huskins (Chair) Gerardo I. Lopez Michael D. McKee Gregory T. McLaughlin Stephen E. Sterrett* Independent: All Meetings in 2018: 9	■	Establish remuneration levels for our executive officers;
	■	Review significant employee benefits programs;
	■	Establish and administer executive compensation programs;
	■	Conduct an annual review of our compensation philosophy and incentive programs to ensure they reflect the company’s risk management philosophies, policies and processes;
	■	Conduct an annual review of and approve the goals and objectives relating to the compensation of the CEO, including a performance evaluation to help determine and approve his compensation;
	■	Review and approve all executive officers’ employment agreements and severance arrangements as applicable;
	■	Manage and annually review executive officer short-term and long-term incentive compensation; and
	■	Set performance metrics under all short-term and long-term incentive compensation plans as appropriate.

Our Board of Directors has determined that all of the members of the Compensation Committee are “independent” within the meaning of our director independence standards, and the NYSE director independence standards (including those applicable to Compensation Committee members), and are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act. The Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Committee to the extent permitted by applicable law.

*Stephen E. Sterrett has chosen not to stand for re-election to our Board of Directors at the Annual Meeting.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE
Responsibilities
Members: Michael D. McKee (Chair) Priya Cherian Huskins Reginald H. Gilyard Ronald L. Merriman Independent: All Meetings in 2018: 5	■	Provide counsel to our Board of Directors on a broad range of issues concerning the composition and operation of the Board of Directors;
	■	Develop and review the qualifications and competencies required for membership on our Board of Directors;
	■	Review and interview qualified candidates to serve on our Board of Directors;
	■	Oversee the structure, membership, and rotation of the committees of our Board of Directors;
	■	Oversee environmental, social, and governance issues;
	■	Review the compensation of our Board of Directors;
	■	Assess the effectiveness of the Board of Directors and executive management;
	■	Oversee succession planning for our executive management;
	■	Review and consider developments in corporate governance to ensure that best practices are being followed; and
	■	Board refreshment.

As part of these responsibilities, the Nominating/Corporate Governance Committee annually solicits input from each member of the Board of Directors to review the effectiveness of its operation and all committees thereof. The review consists of an assessment of its governance and operating practices, which includes the Corporate Governance Guidelines that govern the operation of the Board of Directors.

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Corporate Governance

We believe a company’s reputation for integrity and serving its stockholders responsibly is of critical importance. We are committed to managing the company for the benefit of our stockholders and are focused on maintaining good corporate governance.

Corporate Governance Guidelines

Our company has adopted Corporate Governance Guidelines, which were updated in February 2019, that promote the functioning of the Board of Directors and its committees and set forth expectations as to how the Board of Directors should operate. The guidelines include information about the composition of the Board of Directors, orientation and continuing education, director compensation, Board meetings, Board committees, management succession, evaluation and compensation of key executive officers (which includes all named executive officers), expectations of directors, and information regarding the annual performance evaluation of the Board of Directors. A current copy is available on our company’s website at www.realtyincome.com/investors/corporate-governance.

Code of Business Ethics

We have adopted a Code of Business Ethics that applies to our directors, officers, and other employees, and addresses items such as (i) our policy on political contributions, (ii) disclosures and financial reporting, and (iii) protection and use of company assets. The Board of Directors adopted the Code of Business Ethics to codify and formalize certain of our long-standing policies and principles that help ensure our business is conducted in accordance with the highest standards of ethical behavior. We conduct annual training with our employees regarding ethical behavior and require all employees to acknowledge the terms of, and abide by, our Code of Business Ethics.The full text of our

                     Whistleblower Policy

Our Board of Directors has adopted a “whistleblower” policy, which outlines a procedure for all interested parties, including employees, to submit confidential complaints, concerns, unethical business practices, violations or suspected violations for any and all matters pertaining to accounting, internal control, or auditing.

Code of Business Ethics is available on our company’s website at www.realtyincome.com/investors/corporate- governance. We intend to disclose any future amendments to or waivers of, certain provisions of our Code of Business Ethics applicable to our officers and directors on our website, within five business days following such amendment or waiver, or as otherwise required by the SEC or the NYSE.

Anti-Hedging and Anti-Pledging Policy

To ensure proper alignment with our stockholders, we have established policies that prohibit our directors, officers, other employees, and their family members from engaging in any transaction that might allow them to realize gains from declines in our securities. Specifically, we prohibit our directors, officers, employees, and their family members from engaging in transactions using derivative securities, short selling our securities, trading in any puts, calls or covered calls, writing purchase or call options and short sales, or otherwise participating in hedging, “stop loss,” or other speculative transactions involving our securities. In addition, margin purchases of our securities and pledging any of our securities as collateral to secure loans is prohibited. This prohibition means that our directors, officers, employees, and their family members cannot hold our securities in a “margin account” nor can they pledge any of our securities for any loans or indebtedness.

Clawback Policy

Our Board of Directors has voluntarily adopted a formal clawback policy that applies to outstanding awards and will apply to future awards. Our clawback policy provides that the company may recover certain cash and/or equity-based incentive compensation paid or granted to an executive officer during the three-year period preceding a “triggering event.” A “triggering event” includes:

(i)	a decision by the Audit Committee to effect an accounting restatement of previously published financial statements caused by material non-compliance by the company with any financial reporting requirement under the federal securities laws due to fraud, misconduct, negligence, or lack of sufficient oversight on the part of any named executive officer, and/or
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(ii)	a decision by the Compensation Committee that one or more performance metrics used for determining previously paid compensation was incorrectly calculated and, if calculated correctly, would have resulted in a lower payment to one or more executive officers.

The requirement to repay the incentive compensation that is recoverable under this policy shall only exist if the Board of Directors has actively taken steps to evaluate restating the financials or operating results, or recalculating other associated metrics prior to the end of the fifth year following the year in question. The company will not be bound by the three-year recoupment period or this five-year limitation in cases involving fraud or intentional misconduct. As applicable SEC regulations are adopted, we will reassess our clawback policy and implement appropriate changes to ensure that our policy is fully compliant with SEC regulations.

Company Culture and Employees

We put great effort into cultivating an inclusive company culture. We are one team, and together we are committed to a culture that provides an engaging work environment and encourages respect, collaboration, humility, transparency, and integrity. Regular open communication is central to how we work, and our employees take pride in our 50-year history of providing monthly dividends to our stockholders. We hire talented employees with diverse backgrounds and perspectives, and work to provide an environment where capable team members have fulfilling careers in the real estate industry. We invest in our employees development and training, providing access to online learning, a mentorship program, and a leadership development program.

Environmental, Social and Governance Oversight

In connection with internal assessments and stockholder engagement, we prioritize environmental, social and governance (“ESG”) initiatives that matter most to our business and stockholders. Our areas of focus include the following:

Social Responsibility and Ethical Standards

We are committed to providing a positive and engaging work environment for our employees and taking an active role in the betterment of the communities in which our employees live and work. Our employees are awarded compensation that is in line with those of our peers and competitors, including generous healthcare benefits (medical, dental, vision) for all employees and their families, participation in a 401(k) plan with a matching contribution from the company, restricted stock awards based on company performance, competitive paid time-off benefits, a well-being program, continued education and development opportunities, up to 16 weeks of paid maternity leave, and an infant-at-work program for new parents. We also have a long-standing commitment to being an equal opportunity employer and adhere to all Equal Employer Opportunity Policy guidelines.

We believe that giving back to our community is an extension of our mission to improve the lives of our stockholders, our employees, and their families. The company and its employees have taken an active role in supporting communities through civic involvement with non-profit organizations and corporate donations. Our non-profit activities resulted in approximately 810 company-sponsored employee volunteer hours in 2018, principally through our partnership with San Diego Habitat for Humanity. We are proud of the efforts we have

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made to date and look forward to continuing to strengthen our impact as part of the successful operations of The Monthly Dividend Company®.

Environmental Responsibility

We place a high priority on the protection of our assets, communities, and the environment. Based on our business model, the properties in our portfolio are primarily net leased to our tenants, and each tenant is generally responsible for maintaining the buildings, including controlling their energy usage and the implementation of environmentally sustainable practices at each location.

Activities at our Headquarters

Our focus on environmental responsibility is demonstrated by how we manage our day-to-day activities at our corporate headquarters. Our headquarters was retrofitted according to the State of California energy efficiency standards (specifically following California Green Building Standards Code and Title 24 of the California Code of Regulations). We promote energy efficiency with features such as an automatic lighting control system with light-harvesting technology, a building management system that monitors and controls energy use, an energy-efficient PVC roof and heating and cooling system, LED lighting, and also by encouraging practices such as powering down office equipment at the end of the day, implementing file-sharing, adopting an electronic approval system, and encouraging a paperless environment.

Water conservation practices are important to the San Diego, California region. We partner with a leader in wireless, real-time irrigation for precise water management. This increase in water efficiency coupled with drought-tolerant landscaping helps us minimize water usage at our corporate headquarters. With the goal of lowering the carbon footprint of our employees’ day-to-day operations, we partner with two meal delivery services, provide on-site dry-cleaning services, and encourage carpooling to our headquarters.

We implement waste diversion strategies focusing on recycling paper waste, batteries, and light bulbs, adoption of compostable break room products, reduction of single-use petroleum products, and recycling education. The company also recycles or donates cell phones, wireless devices, and office equipment whenever possible. In 2018, we sent more than 28,500 pounds of paper to our off-site partner for recycling.

Realty Income also has an internal “Green Team” that encourages our employees to focus on environmentally-smart choices to further reduce our environmental impact as a company. The Green Team, which includes executive and officer-level employees, works to positively impact the environment through education and engagement within the company and local communities, focusing on waste, energy, and water management.

Activities within our Portfolio

Many of our tenants demonstrate focus on positive environmental and social impacts through their comprehensive Corporate Responsibility programs. We support their operations and work with them to promote environmental responsibility at the properties we own and to reiterate the importance of energy efficient facilities.

In 2018, we initiated engagement with our top 20 tenants based on revenue (representing over 50% of our annualized rental revenue) to better understand the strategic sustainability decisions being made in the operations of our properties. This ongoing dialogue confirms the long-term goal we share with our tenants to reduce the negative environmental effects of our portfolio.

Our Asset Management and Real Estate Operations team engages with renewable energy development companies to identify assets that would maximize energy efficiency initiatives throughout our property portfolio. These initiatives include solar energy arrays, battery storage, and charging stations. In addition, we continue to explore regional opportunities with our tenants in order to qualify for city and county renewable energy or energy efficiency programs.

In addition, Realty Income is a member of the National Association of Real Estate Investment Trusts (Nareit) Real Estate Sustainability Council. Our participation in this council allows us to share information and learn about the best practices of other REITs to further advance our efforts in this area.

Additional information on environmental and social responsibility initiatives can be found in the Corporate Responsibility section of the company’s website at www.realtyincome.com/corporate-responsibility.

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Director Selection Process

Director Qualifications

Director qualifications are determined by what the Nominating/Corporate Governance Committee believes to be the essential competencies required to effectively serve on the Board of Directors. The Nominating/Corporate Governance Committee seeks to include on our Board of Directors a complementary mix of professionals with the following qualities, skills, and attributes:

•	Business and professional background;
•	Diversity in terms of background, expertise, perspectives, and thought;
•	History of leadership or contributions to other organizations;
•	Functional skill set and expertise;
•	General understanding of marketing, finance, accounting, corporate governance, federal securities and other relevant laws and regulations, and other elements relevant to the success of a publicly-traded company in today’s business environment;
•	Experience as a member of the board of directors of another publicly-held company;
•	Commitment to devoting the time and effort necessary to be a responsible and productive member of the Board of Directors; and
•	Ability to perpetuate the success of the business and represent stockholder interests through the exercise of sound business judgment.

Identifying and Evaluating Nominees for Directors

Our Corporate Governance Guidelines set forth the process by which our Nominating/Corporate Governance Committee identifies and evaluates nominees for our Board of Directors. The Nominating/Corporate Governance Committee first evaluates the current members of our Board of Directors to identify nominees for directors. Current members who are willing to continue service and who have qualifications and skills that are generally consistent with the Nominating/Corporate Governance Committee’s criteria for Board of Directors service are re-nominated.

As to new candidates, the Nominating/Corporate Governance Committee will generally poll members of our Board of Directors and members of executive management for their recommendations. The Nominating/Corporate Governance Committee has, at times in the past, retained a search firm to assist with identifying new candidates for membership on our Board of Directors, and in the future, may hire a search firm if deemed appropriate. An initial slate of candidates will be presented to the Chair of the Nominating/Corporate Governance Committee, who will then make an initial determination as to the qualification and fit of each candidate. Final candidates will be interviewed by one or more members of the Nominating/Corporate Governance Committee and other directors. The Nominating/Corporate Governance Committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our Board of Directors. Recommendations received from stockholders are subject to the same criteria as are candidates nominated by the Nominating/Corporate Governance Committee and will be considered and processed accordingly.

Board Refreshment

Our Board of Directors remains committed to active board refreshment to ensure optimal board structure and composition. We seek to add directors who contribute to diversity of background, expertise, perspective, age, gender and ethnicity. The Nominating/Corporate Governance Committee focuses on obtaining a desired mix of skills, experience, and diversity relevant to the company’s strategic direction while leveraging the deep institutional knowledge and valuable insight associated with the Board’s more tenured directors. Our focus is to have a board that continues to deliver a high standard of performance and governance expected by investors.

In 2018, we were pleased to welcome Sumit Roy, Reginald Gilyard, and Gerardo Lopez to our Board of Directors. Our new directors add extensive experience and knowledge regarding an array of industries and as further described in in this Proxy Statement under “Director Nominees” beginning on page 11.

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Board of Directors and Corporate Governance

Stockholder Recommendations

The Nominating/Corporate Governance Committee’s policy is to consider candidates recommended by our stockholders. The stockholder must submit proof of Realty Income stock ownership along with a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board of Directors. The stockholder must also demonstrate how the candidate satisfies our Board of Directors’ criteria and provide such other information about the candidate as would be required by the SEC rules to be included in a proxy statement, as well as our Bylaws. The consent of the candidate must be included along with a description of any arrangements or undertakings between the stockholder and the candidate regarding the recommendation. All communications are to be directed to the Chair of the Nominating/Corporate Governance Committee and sent to the address noted under “Communications with the Board” in this Proxy Statement on page 24.

A stockholder desiring to recommend a candidate for consideration by the Nominating/Corporate Governance Committee must deliver the recommendation along with the information noted above between November    , 2019 and December    , 2019 (not more than 150 days nor less than 120 days prior to the first anniversary of the date the company’s Proxy Statement is released to stockholders for the previous year’s annual meeting of stockholders) in order to be considered timely for consideration at next year’s annual meeting of stockholders. See “Stockholder Proposals for 2020 Annual Meeting” in this Proxy Statement on page 67. Properly submitted stockholder recommendations will be evaluated by the Nominating/Corporate Governance Committee using the same criteria used to evaluate other director candidates.

Proxy Access

The company’s stockholders also possess the right to nominate candidates for election to the Board through “proxy access” provisions of our Bylaws. We have adopted a proxy access right for stockholders, pursuant to which an eligible stockholder, or a qualifying group of up to 20 stockholders, owning at least 3% of our outstanding shares of common stock continuously for at least three years, may nominate up to the greater of two directors or the largest whole number that does not exceed 20% of the number of directors up for election as of the last day in which a proxy access nomination may be submitted under our Bylaws, for inclusion in our proxy materials, subject to complying with the requirements contained in Article III, Section 15 of our Bylaws.

Board Independence

Our Board of Directors has determined that each of our current directors, except for Mr. Roy, has no material relationship with us (either directly or indirectly through an immediate family member or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” within the meaning of our director independence standards and NYSE director independence standards. Our Board of Directors established and employed categorical standards in determining whether a relationship is material and thus would disqualify such director from being independent, which standards mirror NYSE independence requirements.

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Board of Directors and Corporate Governance

Non-Executive Independent Chairman of the Board

The Nominating/Corporate Governance Committee also evaluates the Board of Directors leadership structure. Since 1997, the positions of Non-Executive Chairman of the Board of Directors and CEO have been separate in recognition of the differences between the two roles. Mr. McKee serves as our Non-Executive Chairman of the Board of Directors and presides as lead independent director, while Mr. Roy serves as our CEO. The Board of Directors believes this is the most appropriate structure because it enables the independent directors to participate meaningfully in the leadership of our Board of Directors while utilizing most efficiently the leadership skills of both our Non-Executive Chairman and our CEO. In addition, separating the roles of Non-Executive Chairman and CEO allows our Non-Executive Chairman to serve as a liaison between the Board of Directors and executive management, while providing our CEO with the flexibility and focus needed to oversee our operations.

Board Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the more significant risks facing our company. The Board of Directors reviews and oversees our enterprise risk management (ERM) program, which is a company-wide program designed to effectively and efficiently identify and assess management’s visibility into critical company risks and to facilitate the incorporation of risk considerations into decision making. The ERM program does this by clearly defining risks facing the company and bringing together executive management to discuss these risks. This promotes visibility and constructive dialogue around risk at the executive management and Board levels, and facilitates appropriate risk response strategies. Throughout the year, as part of the ERM program, management and the Board of Directors jointly discuss major risks that face our business.

In addition to the overall risk oversight that our Board of Directors provides, each of our committees exercises its own oversight related to the risks associated with the responsibilities of that committee:

•	The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting procedures, as well as key credit risks, liquidity risks, cybersecurity risks, market risks and compliance, and the guidelines, internal controls, policies and procedures for monitoring and mitigating those risks;
•	The Compensation Committee monitors the risks associated with management resources and structure, including evaluating the effect the compensation structure may have on risk decisions; and
•	The Nominating/Corporate Governance Committee oversees the risk related to our governance structure and processes and risks arising from related party transactions.

By dividing responsibilities as such, the Board of Directors believes it can more effectively identify and address risk. Throughout the year, the Board of Directors, and the committees to which it has delegated responsibility, dedicates a portion of their meetings to review and discuss specific risk topics in greater detail. Given the importance of the CEO to the success of the company and generation of stockholder value, the Board of Directors ensures that the company is developing and nurturing a pipeline of senior talent, including one or more individuals capable of becoming the CEO. This process proved beneficial with Mr. Roy’s election to CEO during 2018.

Compensation Risk Assessment

The Compensation Committee reviews our company-wide incentive programs to assess whether the incentive programs for all employees, including our named executive officers, encourage desirable behavior as it relates to our long-term growth, and reflect our risk management philosophies, policies and processes.

Named Executive Officers and Executive Vice Presidents.  The total compensation is established after the Compensation Committee determines the appropriate performance metrics to best align the interests of management with those of our stockholders. The short-term incentive program metrics are based on financial, operational, and individual goals. The long-term incentive program metrics are primarily based on our TSR performance relative to our peers, and a value creation goal, and secondarily based on financial and operational goals. In addition, as previously discussed, we have adopted a clawback policy that enables us to recover incentive compensation awards in the event of negligence or misconduct directly related to a material restatement of our financial results, or miscalculated performance metrics that, if calculated correctly, would have resulted in a lower payment.

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Board of Directors and Corporate Governance

All Other Employees.  Other officer and non-officer employee compensation awards are unlikely to encourage the taking of unnecessary or excessive risks that could threaten long-term value creation. Management monitors the cash and equity incentive awards made to our employees and reviews those awards in light of the potential risks relative to the control environment, each respective employee’s responsibilities, and the general policies and procedures of our company. The Compensation Committee has sought to align the interests of our employees with that of our stockholders through grants of restricted stock and restricted stock unit awards, thereby giving employees additional incentives to protect and align with long-term value creation. Based on its evaluation, the Compensation Committee does not believe that the compensation programs give rise to any risks that are reasonably likely to have a material adverse effect on our company.

Meetings and Attendance

Our Board of Directors met 12 times during 2018. All directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors while they were members of our Board of Directors, and (ii) the total number of meetings of the Committees of our Board of Directors on which such directors served during the period he or she served. Although we have no policy with regard to Board of Director members’ attendance at our annual meeting of stockholders, it is customary for, and we expect, all Board of Director members to attend. All of our Board of Director members attended our 2018 annual meeting of stockholders.

To ensure free and open discussion among the independent directors, only independent directors attend executive sessions of our Board of Directors and Committee meetings unless, under certain circumstances, management is invited. As the Non-Executive Independent Chairman of our Board of Directors, Mr. McKee presided at each of the five executive sessions held during 2018.

Communications with the Board

Stockholders and other interested parties may communicate with the Non-Executive Chairman of our Board of Directors or with the non-employee directors, as a group, by either of the following methods:

Email: Non-Executive Chairman of the Board of Directors c/o Corporate Secretary mpfeiffer@realtyincome.com	Mail: Non-Executive Chairman of the Board of Directors c/o Corporate Secretary Realty Income Corporation 11995 El Camino Real San Diego, CA 92130

All appropriate correspondence will be promptly forwarded by the Corporate Secretary to the Non-Executive Chairman of our Board of Directors.

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Director Compensation

The Nominating/Corporate Governance Committee is responsible for reviewing the compensation of the Board of Directors. Compensation for the independent directors of our Board of Directors for 2018 consisted of a base annual cash retainer, plus additional cash retainers for service as the Non-Executive Chairman or Chairperson of one of the committees of our Board of Directors in amounts as set forth below. In addition, each independent director receives an annual equity retainer based on a fixed number of shares provided for in the 2012 Incentive Award Plan.

POSITION HELD	ANNUAL EQUITY GRANT (IN SHARES)(1)	ANNUAL CASH RETAINER
Board of Directors – Member (including Non-Executive Chair)	4,000	$25,000
Board of Directors – Non-Executive Chair	—	35,000
Audit Committee Chair	—	25,000
Compensation Committee Chair	—	25,000
Nominating/Corporate Governance Committee Chair	—	10,000
Technology Risk Committee Chair(2)	—	10,000
(1)	The value of the annual equity retainer is variable, based on the closing share price on the date of grant.
(2)	The Technology Risk Committee terminated as of December 31, 2018 pursuant to its charter.

Our directors received the following aggregate amounts of compensation for the year ended December 31, 2018:

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)	ALL OTHER COMPENSATION(2)	TOTAL
Kathleen R. Allen, Ph.D.(3)	$35,000	$206,640	$—	$241,640
John P. Case(4)(5)	—	—	—	—
A. Larry Chapman(3)	25,000	206,640	—	231,640
Reginald H. Gilyard(3)(6)	11,957	219,520		231,477
Priya Cherian Huskins(3)	50,000	206,640	—	256,640
Gerardo I. Lopez(3)(6)	11,957	219,520		231,477
Michael D. McKee(3)	70,000	206,640	—	276,640
Gregory T. McLaughlin(3)	25,000	206,640	10,000	241,640
Ronald L. Merriman(3)	50,000	206,640	—	256,640
Sumit Roy(4)(5)	—	—	—	—
Stephen E. Sterrett(3)	25,000	206,640	—	231,640
(1)	On May 18, 2018, the date of our 2018 Annual Meeting of Stockholders, each non-employee director, with the exception of Messrs. Gilyard and Lopez, received 4,000 shares of restricted stock with a grant date fair value of $206,640 which is calculated by multiplying the 4,000 shares by the closing market price of our common stock on May 18, 2018 of $51.66, as prescribed by Accounting Standards Codification Topic 718. On July 9, 2018, upon election to the Board of Directors, Messrs. Gilyard and Lopez each received 4,000 shares of restricted stock with a grant date fair value of $219,520, which is calculated by multiplying the 4,000 shares by the closing market price of our common stock on July 9, 2018 of $54.88 per share. All of these restricted stock grants vest according to the vesting schedule described below under “Stock Awards for Directors” and include dividends paid from the date of grant.
(2)	Amount represents the annual retainer of $10,000 for serving as the director of Crest Net Lease, Inc. (“Crest”), a wholly owned subsidiary of Realty Income.
(3)	As of December 31, 2018, the non-employee directors did not hold any stock options. Other than Messrs. Chapman, Gilyard, Lopez and Sterrett, who held 8,001, 4,000, 4,000 and 8,002 shares of unvested restricted stock, respectively, the non-employee directors did not hold any shares of restricted stock.
(4)	Mr. Case, our former Chief Executive Officer and Director, and Mr. Roy, our current President, Chief Executive Officer and Director, did not receive any compensation for their services on our Board of Directors during 2018. Their compensation is reflected as part of the “Summary Compensation Table” on page 49.
(5)	On October 16, 2018, Mr. Case resigned as a member of the Board upon his departure as our Chief Executive Officer. Mr. Roy was subsequently elected as a member of the Board upon his appointment as our Chief Executive Officer.
(6)	Messrs. Lopez and Gilyard were elected as members of the Board on July 9, 2018.
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Director Compensation

Stock Awards for Directors

The 2012 Incentive Award Plan provides that upon the initial election to our Board of Directors, and at each annual meeting of stockholders thereafter, if the director continues to serve as a director after the meeting, each non-employee director is automatically granted 4,000 shares of restricted stock. This annual equity grant of 4,000 shares is specifically provided for in the 2012 Incentive Award Plan, which has been approved by our stockholders. The vesting schedule for restricted shares granted to non-employee directors is as follows and is subject to the director’s continued service through each applicable vesting date:

YEARS OF SERVICE	VESTING
< 6 years	33.33% increments on each of the first three anniversaries of the grant date
6 years	50% increments on each of the first two anniversaries of the grant date
7 years	100% vested on the first anniversary of the grant date
≥ 8 years	Immediately

Other Payments for Directors

The members of our Board of Directors are also entitled to reimbursement of their travel expenses incurred in connection with attendance at Board of Director and committee meetings and conferences. Additionally, the members of our Board of Directors are reimbursed for expenses incurred in connection with attending continuing education programs to assist them in remaining abreast of developments in corporate governance and other critical issues relating to the operation of public company boards.

Director Stock Ownership Guidelines

Our non-employee directors are subject to stock ownership guidelines. Under these guidelines, each non-employee director is required to hold stock valued at no less than five times the amount of the annual cash retainer paid to such director for service as a member of the Board of Directors, without reference to committee service. The current stock ownership goal for each of our non-employee directors is five times their annual cash retainers as of December 31, 2018 of $25,000, or $125,000, divided by the closing price of our common stock as of December 31, 2018 of $63.04, which equals a minimum share ownership requirement of 1,983 shares.

All vested and unvested restricted stock awards qualify towards satisfaction of the requirement. For any new director, compliance with the guidelines will be required within five years after being elected to the Board of Directors. As of December 31, 2018, each director subject to the guidelines met or exceeded the stock ownership requirements.

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Executive Officers of the Company

The following table sets forth certain information as of the record date of March 14, 2019 concerning our executive officers:

NAME AND CURRENT TITLE	AGE	BUSINESS EXPERIENCE
Sumit Roy President and Chief Executive Officer	49	Mr. Roy’s business experience is set forth in this Proxy Statement under “Director Nominees” on page 11.
Paul M. Meurer Executive Vice President, Chief Financial Officer and Treasurer	53
Mr. Meurer has been our Executive Vice President, Chief Financial Officer and Treasurer since joining us in 2001. Prior to joining us, he was a director in Merrill Lynch & Co.’s Real Estate Investment Banking Group (1992-2001), a real estate consultant with General Atlantic Partners (1991) and worked in the Real Estate Investment Banking Department at Goldman Sachs & Co. (1987-1990).

Michael R. Pfeiffer Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	58
Mr. Pfeiffer has been our Executive Vice President, Chief Administrative Officer since February 2019, and our Executive Vice President, General Counsel and Secretary since May 2002. He joined us in 1990 and served as Corporate Counsel until 1995, when he was named General Counsel and Secretary. Mr. Pfeiffer left us in September 2001 and served as Executive Vice President and General Counsel for Westfield Corporation, Inc., a retail shopping mall owner, until May 2002, at which time he returned to us as Executive Vice President, General Counsel and Secretary. Prior to joining us, Mr. Pfeiffer was in private practice with a law firm specializing in real estate transactional law and served as associate counsel with First American Title Insurance Company. He is a licensed attorney and member of the State Bar of California and Florida. Mr. Pfeiffer is a licensed Real Estate Broker in California and holds the real estate officer license for us.

Neil M. Abraham Executive Vice President, Chief Strategy Officer	47
Mr. Abraham has been our Executive Vice President, Chief Strategy Officer since May 2018. He served as Executive Vice President, Chief Investment Officer from November 2015 to May 2018. Prior to that, he was our Senior Vice President, Investments, a position he held from April 2015 to November 2015. Prior to joining us, Mr. Abraham was a Portfolio Manager for equity and mortgage REITs at AllianceBernstein – Global Equities in New York (2007-2015). Prior to joining AllianceBernstein, he held positions as Associate Principal for McKinsey & Company, and Vice President, Fixed Income Derivatives at Salomon Brothers.

Mark E. Hagan Executive Vice President, Chief Investment Officer	52
Mr. Hagan has been our Executive Vice President, Chief Investment Officer since May 2018. Prior to joining us, Mr. Hagan served as Managing Director, Real Estate Investment Banking at RBC Capital Markets, LLC (2010-2018), Managing Director, Real Estate Investment Banking at Deutsche Bank Securities, Inc. (2005-2009), and Director, Real Estate Investment Banking at Merrill Lynch & Co., Inc. (1998-2005).

Benjamin N. Fox Executive Vice President, Asset Management and Real Estate Operations	39
Mr. Fox has been our Executive Vice President, Asset Management and Real Estate Operations since January 2018. He joined us in 2007 and served as Senior Vice President, Asset and Portfolio Management (2015-2017), Vice President, Asset Management (2013-2015), Vice President of Strategic Investments (2011-2013), and Acquisitions Director (2007-2011) before being promoted to his current position. Prior to joining us, Mr. Fox worked in investment banking at JPMorgan and in merchant banking at Cappello Capital.

Sean P. Nugent Senior Vice President, Controller	46
Mr. Nugent has been our Senior Vice President, Controller since January 2017. Prior to that, he was our Vice President, Controller, a position he held from 2014 to December 2016. He joined us in 2006 and served as Accounting Manager before being promoted to Associate Vice President, Assistant Controller, in 2012. Prior to joining us, Mr. Nugent worked in various accounting positions for a number of San Diego companies. Mr. Nugent is a licensed Certified Public Accountant in California.

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Executive Compensation

Compensation Discussion and Analysis

This section discusses the compensation policies and programs for the following executive officers and former executive officers of the company (the named executive officers or NEOs):

NAME	CURRENT TITLE
Sumit Roy(1)	President and Chief Executive Officer
John P. Case(1)	Former Chief Executive Officer
Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer
Michael R. Pfeiffer	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Neil M. Abraham	Executive Vice President, Chief Strategy Officer
Mark E. Hagan(2)	Executive Vice President, Chief Investment Officer
(1)	Mr. Case served as Chief Executive Officer through the end of his employment in October 2018, at which time Mr. Roy was elected as our Chief Executive Officer.
(2)	Mr. Hagan joined the company on May 21, 2018.

Mr. Case, our former CEO, departed from the company and resigned from the Board and all other employee and officer positions that he held with us during October 2018. In connection with Mr. Case’s departure from the company, he entered into a Severance Agreement and General Release with us (the “Severance Agreement”), as more fully described on page 45 under the caption “Severance Agreement and General Release with Mr. Case.” Upon Mr. Case’s departure from the company, Mr. Roy was elected as our Chief Executive Officer.

Executive Summary

The primary objectives of our compensation program are to:

✓	Align the interests of management with those of stockholders;
✓	Link executive compensation to the company’s short-term and long-term performance; and
✓	Attract, motivate, and retain highly qualified executive officers through competitive compensation arrangements.

We continue to adhere to balanced compensation and corporate governance practices as set forth in the following table:

WHAT WE DO:		WHAT WE DO NOT DO:
✓	DO align pay to performance by linking a substantial portion of compensation to the achievement of predefined performance metrics that drive stockholder value creation	X	Do NOT allow for uncapped award opportunities
✓	DO cap payouts for awards under our Short-Term Incentive Program (STIP) and our Long-Term Incentive Program (LTIP)	X	Do NOT provide any perquisites to our named executive officers
✓	DO set meaningful and measurable performance goals at the beginning of the performance period and evaluate such performance over both an annual and multi-year period on a relative basis	X	Do NOT permit executive officers or directors to pledge or hedge our securities
✓	DO maintain stock ownership requirements for our directors, CEO, and other named executive officers	X	Do NOT incentivize excessive risk taking

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Executive Compensation

WHAT WE DO (CONT’D):		WHAT WE DO NOT DO (CONT’D):
✓	DO perform an annual compensation risk assessment to ensure our compensation programs and policies do not encourage excessive risk-taking behavior	X	Do NOT pay accrued dividends on performance shares unless and until they vest
✓	DO allow for the Board to “clawback” incentive compensation in the event of certain financial restatements or incentive miscalculations	X	Do NOT provide our named executive officers with tax gross-ups on perquisites or other benefits
✓	DO employ the services of an independent compensation consultant that reports to the Board of Directors	X	Do NOT provide for excise tax gross ups
✓	DO grant performance-based equity, which is at risk and not guaranteed	X	Do NOT provide supplemental or other retirement plans, other than a 401(k) plan

2018 Performance

It is important to review and acknowledge the company’s performance results for the year and management’s execution of our strategy to support and grow monthly dividends for our stockholders. We focus on the following key areas when executing our strategy:

Continued our disciplined acquisition strategy, targeting well-located, freestanding, singe-tenant commercial properties at favorable risk-adjusted returns.

✓	We sourced $32 billion in real estate acquisition opportunities, and remained selective in our investment strategy, acquiring $1.8 billion, just 5.6% of the amount sourced.
✓
We remained committed to diversifying our portfolio by tenant, industry, geography, and to a certain extent, property type, while maintaining excellent credit quality in the portfolio. As of December 31, 2018, 51% of our annualized rental revenue was generated from investment-grade tenants and their subsidiaries.

Actively managed our portfolio to further enhance stockholder value

✓	We achieved a strong year-end occupancy of 98.6%, establishing an 11-year high for year-end occupancy.
✓	We recaptured 103% of expiring rent on properties released during the year.
✓	We disposed of $142 million of non-strategic assets and redeployed that capital into properties that better fit our investment strategy.

Maintained a conservative balance sheet

✓	We ended the year with a conservative balance sheet, reducing our leverage by 0.2x compared to last year.
✓	Our conservative balance sheet was recognized, among other factors, with S&P Global Ratings upgrade of our credit rating to “A-”.

The company’s positive performance results, and successful execution of our strategy are significant contributors in determining the compensation awarded to our executives. Our compensation program is structured to effectively link compensation to the achievement of certain company performance metrics in order to create alignment with the interests of our stockholders. We believe our performance in 2018 demonstrates the effectiveness over time of the execution of our strategic business plan and the alignment of our compensation program with our philosophy of rewarding executives for enhancing long-term stockholder value.

In 2018, the company delivered total shareholder return of 15.9%, assuming reinvestment of dividends. The positive results for our stockholders in 2018 are a direct result of strong execution across all areas of the business. Prudent balance sheet management led to the company becoming one of only eight REITs at current date with at least two ‘A’ credit ratings, active asset management resulted in favorable occupancy and re-leasing results. In addition, healthy investment activity of $1.8 billion in high-quality real estate acquisitions was made possible through sourcing approximately $32 billion of transaction opportunities. Our business operations led to growth in earnings and dividends, delivering favorable returns for our stockholders.

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Executive Compensation

Strategic Planning

Our goal is to continue managing the company in a manner that supports sustainable, long-term value creation for stockholders. The Board of Directors frequently reviews and discusses the company’s strategy as part of regularly scheduled Board meetings. The discussions allow the Board of Directors to assess further potential opportunities and threats to the business and properly position the company to continue to perform in the future. The company’s named executive officers and additional members of management, including the company’s in-house research and strategy departments, participate in the discussions on topics such as e-commerce and other disruptive technologies, changing demographics, the macroeconomic and political landscape, and their implications for our company. From time to time, experts on various topics are invited to the discussions to challenge thinking and invite healthy discourse at the meetings. The company also supports the Board of Directors’ participation at various conferences and speaking engagements in order to introduce new topics and materials for discussion and further broaden long-term views on the business. We will continue to incorporate similar strategic reviews in our Board of Director meetings and strive to stay in front of emerging trends by making adjustments to our strategy as needed.

Favorable Say-on-Pay Vote

We provide our stockholders with an annual advisory “say-on-pay” vote on the compensation of named executive officers. Our stockholders continue to express substantial support for the compensation of our named executive officers, with 91.7% of the votes case approving the advisory say-on-pay vote during 2018, and over 90% of the votes cast, approving the advisory say-on-pay vote during each year since say-on-pay has been effective in the US, dating back to 2011. This continued support of our compensation program, as demonstrated below, reflects a strong alignment with the company’s performance and long-term value creation for our stockholders.

Stockholder Engagement

During 2018, we continued to engage and interact with our stockholders through various means of communication, including in-person meetings, conferences, phone calls and emails. We believe engaging with our stockholders on an ongoing basis is important to understand what is important to them and ensure best practices.

Our outreach efforts for the 2019 proxy season included holding engagement calls with stockholders representing approximately 30% of our outstanding shares of common stock as of September 30, 2018. In addition to our internal engagement team, our Board’s Non-Executive Independent Chairman, Michael D. McKee, participated in engagement calls with our largest stockholders, which provided stockholders direct access to the Board of Directors. During our conversations with stockholders, we discussed various topics, including:

•	Our CEO transition;
•	Executive compensation;
•	Board refreshment;
•	Board composition and structure;
•	Maryland bylaws;
•	Company culture; and
•	Environmental and social considerations.

In general, stockholders were satisfied with our current compensation programs. We report the details of our conversations with stockholders to our Nominating/Corporate Governance Committee, Compensation Committee, and Board of Directors. This dialogue allows our Directors to hear what is most important to our stockholders and share perspectives on our compensation and governance processes. The Board of Directors considers the input provided by our stockholders and our advisors as it reviews and considers enhancements to its processes and disclosures.

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Executive Compensation

While stockholders were satisfied with the company’s current programs, the Board of Directors considers stockholder feedback and responds in the best interests of the company. As a direct result of recent stockholder engagement efforts, the Board of Directors has taken the following actions:

•	Pursuant to action taken by the Board of Directors, the Nominating/Corporate Governance Committee is responsible for direct oversight of environmental, social and governance considerations as it relates to the company’s enterprise risk management.
•	Stockholders were generally supportive of the company’s current Bylaws, and expressed support for the Board seeking stockholder ratification of a provision of the company’s Bylaws, which permits stockholders to propose binding amendments to the company’s Bylaws, as set forth on page 9.

Compensation Process

In addition to say-on-pay results and feedback from stockholders, the Compensation Committee also considers other factors in evaluating our executive compensation programs, including but not limited to:

•	The Compensation Committee’s assessment of the alignment of our compensation program with our financial and operational objectives;
•	Retention and recognition of individual contribution towards our performance;
•	Recommendations provided by its independent consultant; and
•	A review of peer data.

Each factor is evaluated in the context of the Compensation Committee members’ responsibility to act in the company’s best interests.

Compensation Consultant

In 2018, the Compensation Committee retained FPL Associates, L.P. (FPL), a nationally-known independent executive compensation and benefits consulting firm specializing in real estate companies, to provide general executive compensation consulting services. In addition, the consultant performs special executive compensation projects and consulting services, as directed by the Compensation Committee.

The consulting services provided by FPL include:

✓	Evaluating the current compensation program design and guidelines for named executive officers and assisting in structuring a compensation program that meets the objectives outlined by the Compensation Committee;
✓	Providing peer information to assist the Compensation Committee in selecting the appropriate peer group;
✓	Benchmarking the compensation for the named executive officers against the appropriate peer group;
✓	Identifying the appropriate mix between compensation components, including base salary, annual incentives, and short-term and long-term incentive compensation to ensure proper incentive alignment;
✓	Discussing market-based incentive programs, including performance metrics and targets, within our peer group companies, and providing guidance and recommendations for modifications to program elements to ensure competitiveness; and
✓	Reviewing an overview of industry trends related to human capital across the entire real estate industry.

FPL reports to the Compensation Committee and works with management as directed by the Compensation Committee. The Compensation Committee retains the right to terminate or replace FPL at any time. Pursuant to the Compensation Committee’s charter, the Compensation Committee has the power to engage other consultants and advisors as required.

Through review and consultation with FPL, the Compensation Committee assessed the independence of FPL in light of, among other factors, the independence factors established by the NYSE. As a result of this assessment, the Compensation Committee has determined that FPL’s work raised no conflict of interest currently or during the year ended December 31, 2018.

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Executive Compensation

Peer Group Data

The Compensation Committee uses comparison data from various companies it considers peers as a guide in its review and determination of base salaries, cash payments, equity awards, and long-term performance awards. Prior to approving the 2018 incentive compensation program, the Compensation Committee reviewed peer group data to assist in its determination of total target direct compensation (on an aggregate and individual basis), as well as the appropriate mix of equity versus cash, short-term versus long-term, and performance-based versus time-based awards to be paid or granted for 2018 performance. The Compensation Committee evaluates whether the compensation elements and levels that are provided to our named executive officers are generally appropriate relative to the compensation elements and levels provided to their counterparts at peer companies, in light of our performance relative to peers and in light of each named executive officer’s contribution to performance. This approach allows us to respond to competitive dynamics in the market and provides us with the flexibility to maintain and enhance our named executive officers’ engagement, focus, and motivation.

2018 Peer Group for 2018 Compensation Decisions

The Compensation Committee, with the help of FPL, periodically reviews the composition of our peer group and the criteria and data used in compiling our peer group to ensure that each company’s size and operations remain comparable to ours. The peer group recommended by FPL and used by the Compensation Committee for 2018 compensation decisions (2018 Peer Group) remains unchanged from the group used for 2017 compensation decisions. Our 2018 Peer Group consists of the following 18 public real estate companies:

2018 PEER GROUP
Avalon Bay Communities, Inc.	National Retail Properties, Inc.*
Boston Properties, Inc.	Spirit Realty Capital, Inc.*
Digital Realty Trust, Inc.	The Macerich Company
Equinix, Inc.	UDR, Inc.
Essex Property Trust, Inc.	Ventas, Inc.
Federal Realty Investment Trust	VEREIT, Inc.*
HCP, Inc.	Vornado Realty Trust
Host Hotels & Resorts, Inc.	W.P. Carey, Inc.*
Kimco Realty Corporation	Welltower, Inc.

* Denotes a net lease peer

The companies in our 2018 Peer Group focus on a variety of asset classes with similar lease types, and those that are similar to us in size in terms of total market capitalization (common and preferred stock, partnership units convertible into stock and long and short-term debt) and equity market capitalization (common stock and convertible partnership units). The Compensation Committee believes that total market and equity market capitalization are the most relevant indicators of size for real estate companies, acknowledging that other industries may use different indicators like revenue. Using total market capitalization and equity market capitalization to determine peer groups is consistent with real estate industry practices. The companies were selected so that our total and equity market capitalization remained near the median of the peer group. All companies selected were less than 2.5x our size based on total market capitalization, and the majority of companies selected were below our size based on total market capitalization as further demonstrated in the 2018 Peer Group Comparison chart below. Larger companies included in the 2018 Peer Group balance the inclusion of our net lease peers, which generally are of significantly smaller size, such as Spirit Realty Capital, Inc. (approximately 35% of our total market capitalization) and National Retail Properties, Inc. (approximately 44% of our total market capitalization).

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2018 Peer Group Comparison(1)
(in billions)

(1)	As of December 31, 2017, the 2018 Peer Group had total market capitalization ranging from approximately $7.8 billion to $45.5 billion, placing us in the 59th percentile of our peer group. In terms of equity market capitalization, we were in the 65th percentile of our peer group. Data sourced from S&P Global Market Intelligence as of December 31, 2017.

The Compensation Committee evaluates our peer group periodically and may make adjustments to this peer group to reflect changes in the size or operations of the company or our peers.

Management Involvement

In setting compensation for named executive officers in 2018, the Compensation Committee solicited input from our Former CEO concerning each of the other named executive officers other than himself. In addition, from time to time, the Compensation Committee will direct management to work with the Compensation Committee’s consultant in providing proposals, program design, and compensation recommendations. After our Former CEO departed from the company in October 2018, our current CEO provided the Compensation Committee with a report of the company’s operating and financial results for the past fiscal year relative to the company’s performance metrics. He also discussed his personal assessment of individual performance of each of the other named executive officers. In addition, at the request of the Compensation Committee, our current CEO made recommendations regarding salary and incentive compensation awards for each named executive officer other than himself and discussed annual goals for the entire senior management team. The Compensation Committee considers these recommendations and other factors as discussed above in making the final determinations.

Elements of Compensation

In structuring executive compensation, the Compensation Committee considers how each component of compensation motivates performance, promotes retention, and creates long-term stockholder value. Base salaries are primarily intended to attract and retain highly qualified executives and to reward them for their continued service. Annual incentive cash payments, equity awards, and long-term performance shares are designed to (i) directly reward performance, (ii) achieve specific strategic and operating objectives, and (iii) provide incentives to create long-term stockholder value. All of our equity incentives are intended primarily to align named executive officers’ long-term interests with stockholders’ long-term interests although we believe they also play a role in helping us reward performance, attract, and retain top executives.

The following table outlines the primary elements of our 2018 executive compensation program:

ELEMENT	OBJECTIVE SERVED
Base Salary	Fixed base pay rewards performance of core job duties and recognizes individual achievements, contributions, and experience.
Short-term Incentive Program
Variable cash compensation motivates each executive to achieve our short-term corporate operating and financial goals, rewards personal performance, align the interests of executives with stockholders, and facilitates executive retention.

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ELEMENT	OBJECTIVE SERVED
Long-term Incentive Program	Variable equity compensation motivates executives to achieve long-term financial goals, such as relative total shareholder return, balance sheet strength, and consistency of our dividend.
Equity Based Incentive Awards – Restricted Shares (Time-Based)	Fixed equity compensation that vests over future periods fosters retention and aligns the named executive officers’ interest with the long-term interests of our stockholders.

Incentive Programs and Performance Metrics

Each year, the Compensation Committee, with input from FPL, reviews the metrics underlying the short-term and long-term incentive programs, and considers various industry performance indicators, including GAAP and non-GAAP earnings metrics. The Compensation Committee believes that the current mix of operational, liquidity, and financial earning metrics used for the 2018 performance year align with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders. In 2018, and consistent with peer group compensation practices, the Compensation Committee maintained STIP and LTIP programs with maximum payouts at 200% of target, and which required a corresponding level of rigor relative to projections to achieve maximum performance to further motivate and reward outstanding performance. The composition of our programs are weighted heavier in equity, along with a portion of compensation tied to long term, three-year performance.

Total Target Direct Compensation

The Compensation Committee worked with FPL, the Compensation Committee’s independent consultant, to determine the levels of total target direct compensation to achieve the appropriate balance between (i) cash and equity compensation, (ii) long-term and short-term compensation, (iii) performance-based and time-based equity, and (iv) fixed and variable compensation. As an initial reference point, the Committee reviewed the median benchmark of each executive as well as the aggregate level of total target direct compensation. This process allows the Committee to ensure pay is competitive for the individual and account for the individual’s tenure and experience, as well as ensure that the total amount for our executive team is reasonable. The Compensation Committee reviewed the median and aggregate total target direct compensation within our peer group based on market data provided in January 2018 by FPL. When establishing total target direct compensation levels for each named executive officer, the Compensation Committee gave consideration and special emphasis to individuals’ personal contributions to the organization, as well as skill sets, qualifications, and experience, seeking to incentivize high performing named executive officers with competitive pay, consistent with peer group median compensation levels. After review and consideration, the Compensation Committee approved the following total target direct compensation and structure for 2018 compensation. Total target direct compensation for 2018 was composed of (i) base salary, (ii) target annual short-term incentive opportunity (awarded in cash), (iii) performance shares, and (iv) the annual grant of restricted shares. In the aggregate, the 2018 total target direct compensation established for the named executive officers approximated the estimated peer group median.

TOTAL TARGET DIRECT COMPENSATION
EXECUTIVE	2017	2018
Sumit Roy	$3,500,000	$3,979,842
John P. Case(1)	7,025,000	8,150,000
Paul M. Meurer	2,250,000	2,500,000
Michael R. Pfeiffer	1,750,000	1,800,000
Neil M. Abraham	1,600,000	1,650,000
Mark E. Hagan	—	1,550,000
Total	$16,125,000	$19,629,842

(1) Mr. Case departed from the company on October 16, 2018.

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For Mr. Roy, the Compensation Committee used the following structure for determining the various elements of direct compensation payable for 2018:

Set forth below is a table that illustrates the application of the structure for 2018 compensation decisions for Mr. Roy.

CEO ANNUAL CASH		CEO ANNUAL EQUITY		CEO TOTAL
ANNUAL SALARY	TARGET STIP CASH AWARD	TARGET LTIP PERFORMANCE SHARES	ANNUAL RESTRICTED SHARES	TOTAL TARGET DIRECT COMPENSATION
$613,288	$1,051,555	$1,800,555	$514,444	$3,979,842

In 2018, Mr. Case’s total target direct compensation of $8,150,000 was structured as follows: (1) annual salary of $1,000,000, or 12%, (2) cash award under the STIP of $1,850,000, or 23%, (3) performance-based shares under the LTIP equivalent to $4,122,222, or 51%, and (4) annual restricted shares under the LTIP equivalent to $1,177,778, or 14%.

Total Target Direct Compensation for Mr. Roy

The Compensation Committee believes that a significant portion of executive compensation should be at risk and tied to our performance in order to best align management’s interests with those of our stockholders. In 2018, approximately 72% of Mr. Roy’s total target direct compensation consisted of compensation that is at risk based on achievement of certain objective performance metrics.

General Note to Discussion of Pay Components

Some of the components of 2018 compensation disclosed in the following sections of this “Compensation Discussion and Analysis” section differ from the Summary Compensation Table on page 49. SEC rules require that the Summary Compensation Table include equity compensation in the year granted, while in our case, the Compensation Committee awards time-based restricted stock equity compensation after the performance year,

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upon the successful completion of the external year-end audit process. Therefore, time-based equity awards granted in February 2018 for the 2017 performance year are shown in the Summary Compensation Table as 2018 compensation. With the exception of Mr. Case, the time-based restricted stock equity awards for 2018 discussed in the following sections for all named executive officers will be included in the Summary Compensation Table in next year’s proxy statement.

Base Salaries

In connection with its review of fiscal 2017 performance, and in consideration of the increased responsibilities that come with the continued growth of the company, the Compensation Committee decided to increase the base salaries paid to certain of our named executive officers commencing on January 1, 2018. When making its decision to increase 2018 salaries, the Compensation Committee sought to incentivize high-performing named executive officers with competitive pay, consistent with peer group median compensation levels. The 2017 and 2018 annualized base salaries are reflected in the table below.

NAMED EXECUTIVE OFFICER		SALARIES FOR FISCAL YEAR
	PRINCIPAL POSITION IN 2018	2017	2018
Sumit Roy(1)	President, Chief Executive Officer	$550,000	$613,288
John P. Case(2)	Former Chief Executive Officer	925,000	1,000,000
Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer	475,000	525,000
Michael R. Pfeiffer(3)	Executive Vice President, General Counsel and Secretary	450,000	450,000
Neil M. Abraham(4)	Executive Vice President, Chief Strategy Officer	375,000	385,000
Mark E. Hagan(5)	Executive Vice President, Chief Investment Officer	—	385,000
(1)	In connection with Mr. Roy’s election as CEO, the Compensation Committee increased Mr. Roy’s annual base salary from $550,000 to $850,000, effective October 16, 2018. This table reflects his prorated annual base salary.
(2)	Mr. Case departed from the company on October 16, 2018; accordingly, we are presenting annualized salary information for 2018.
(3)	Mr. Pfeiffer’s position was expanded to include Chief Administrative Officer on February 13, 2019.
(4)	Mr. Abraham was elected Executive Vice President, Chief Strategy Officer of the company, effective as of May 21, 2018.
(5)	Mr. Hagan joined the Company on May 21, 2018; accordingly, we are only presenting annualized salary information for him for 2018.

Short-Term Incentive Program (STIP)

During February 2018, the Compensation Committee approved the 2018 STIP, which is structured so that the named executive officers’ annual incentive awards closely align with the company’s operating and financial performance. The components of the 2018 STIP were as follows:

Objective Company Performance Criteria – Weighted 70%
Individual Performance – Weighted 30%
✓	All of the compensation awarded under this program was at risk.
✓	No compensation was awarded for below-threshold performance and maximum payouts were capped at 200% of target.
✓	Awards were paid entirely in the form of cash.
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Objective Company Performance Criteria—70%

The company performance criteria, weightings, and amounts that can be earned under the 2018 STIP, in addition to our actual performance and amounts earned for 2018 performance, are set forth in the following table:

PERFORMANCE GOALS	WEIGHTING	THRESHOLD 50%	TARGET 100%	MAXIMUM 200%	2018 ACTUAL	2018 % EARNED(2)
AFFO per share(1)	40%	$3.10	$3.16	$3.22	$3.19	150%
Fixed charge coverage ratio	20%	3.75x	4.0x	4.25x	4.4x	200%
Portfolio occupancy	10%	96.75%	98.00%	98.40%	98.60%	200%
Total Weighted Payout Prior to Individual Performance						171%
(1)	AFFO per share is defined as Funds from Operations adjusted for unique revenue and expense items, which we believe are not as pertinent to the measurement of our ongoing operating performance, and is consistent with the presentation of AFFO in our public SEC filings. Refer to Appendix C on page 71 for a reconciliation of AFFO to net income.
(2)	The Compensation Committee used interpolation for results between threshold and maximum criteria. Performance in excess of maximum goals was capped at 200% of target for that measure.

The Compensation Committee believes these annual targeted operating and financial goals align with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders. The goals for the AFFO per share metric were increased from 2017 with the maximum payout exceeding the top end of the company’s AFFO per share earnings guidance range for 2018. The goals for the fixed charge coverage ratio, a liquidity metric, were also increased from 2017. The target goal for portfolio occupancy, an operational metric, remained unchanged from 2017. These goals are established each year after reviewing the company’s financial and operating projections, including the level of upcoming lease expirations. For the fixed charge coverage ratio and portfolio occupancy ratio metrics, the company attained maximum-level payouts. The Compensation Committee believes that these goals remain rigorous, requiring the company to manage its capital structure thoughtfully, successfully access the capital markets, and actively resolve lease rollover to achieve payouts in excess of target for this metric.

2018 STIP Performance Goals

AFFO per share

Why we believe this metric is important: We believe that AFFO per share, a non-GAAP financial measure, provides useful information to investors because it is a widely accepted industry measure of the operating performance of REITs that is used by industry analysts and investors who look at and compare those companies. In particular, AFFO per share is included in the compensation program because it provides an additional measure to compare the operating performance of REITs without having to account for differing depreciation assumptions and other unique revenue and expense items which are not pertinent to measuring a particular company’s on-going operating performance. Therefore, we believe that AFFO per share is an appropriate supplemental performance metric, and that the most appropriate GAAP performance metric to which AFFO should be reconciled is net income available to common stockholders per share.

How the Compensation Committee set the 2018 goal: In our 2018 initial public guidance, we projected AFFO per share in a range of $3.14 to $3.20. Our 2018 target performance was set as $3.16 per share, or the midpoint of our performance benchmark range. The range of $0.06 per share around target resulted in a threshold of $3.10 per share and a high of $3.22 per share. The high score was set at $0.02 per share above the high end of our initial public guidance. High performance would only be achieved if we exceeded the high end of such guidance. AFFO per share for 2018 was $3.19, resulting in an achievement of 150% of target. Our generation of $3.19 in AFFO per share outperformed target primarily due to higher-than-anticipated acquisition growth. Acquisition growth continues to be challenging due to lower cap rates and general market factors in the real estate industry; therefore, attaining $1.8 billion in acquisitions requires extensive research, discipline and a well-established strategy.

Fixed Charge Coverage Ratio

Why we believe this metric is important: The fixed charge coverage ratio measures the ability of our earnings to cover our fixed charges, such as debt payments and interest expense. This calculation, which is not based on

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GAAP measurements, is one of our note covenants presented to investors to show our ability to incur additional debt under the terms of our senior notes and bonds, and is not a measure of our liquidity or performance. In particular, fixed charge coverage ratio is included in the compensation program because it is a measure of our balance sheet strength, and of our ability to effectively and conservatively manage our outstanding debt levels.

How the Compensation Committee set the 2018 goal: Our fixed charge coverage ratio was 4.8x at December 31, 2017, which was higher due to a one-time loss on extinguishment of debt of $42.4 million recorded in the fourth quarter of 2017. Factoring in this one-time loss on debt extinguishment and the challenges of maintaining a favorable ratio in a rising interest rate environment, the Compensation Committee set a high metric of 4.25x for 2018. The target (4.0x) and threshold (3.75x) metrics were separated by 0.25x. Fixed charge coverage ratio at December 31, 2018 was 4.4x, resulting in performance at the high end. Our metric exceeded the target primarily due to the availability of cheaper equity capital versus debt to fund our acquisition activity. At the beginning of 2018, maintaining a very favorable fixed charge coverage ratio seemed very challenging, due to market influences, including an expected rise in interest rates. However, we achieved a stronger ratio due to our discipline with raising funds through our ATM (at-the-market) equity program and our improved corporate credit ratings which enabled us to lower our debt costs.

Portfolio Occupancy

Why we believe this metric is important: The stability of operating revenue is fundamental to the business model of any dividend-paying entity. Within the REIT space, this takes the form of stability of rental revenue secured by tenants occupying the portfolio’s real estate assets. As a result, maintaining a sufficiently high occupancy rate is of vital importance to the health of the company’s business model and, as such, it is essential that the company orients its operating strategy towards maximizing asset utilization as measured by the portfolio occupancy metric.

How the Compensation Committee set the 2018 goal: The Compensation Committee set 2018 target performance for portfolio occupancy at 98%. Threshold was set at 96.75% portfolio occupancy, and high was set at 98.4% portfolio occupancy. In setting an occupancy target, the Compensation Committee considers many variables that impact the portfolio occupancy rate, including the lease expiration schedule, existing vacancy pool, industry trends, product mix of expiring and vacant properties, past vacant resolution activity, and expected market conditions. Given that some of these factors exhibit nonlinear variability, the company’s past occupancy rates are only partially descriptive of future occupancy rates. For example, historical variability in acquisition volume can lead to uneven clustering of expiration schedules, creating short-term fluctuations in occupancy rates that are not necessarily indicative of long-term trends. Additionally, market shifts at the industry and tenant levels may carry disproportionate occupancy impact at the portfolio level. Only by accounting for the dynamics affecting each of these variables and by reforecasting occupancy expectations on a regular basis can the company set reasonable targets that consider the primary drivers of resultant occupancy rates.

Individual Performance – 30%

As a component of the STIP, individual performance is used by the Compensation Committee to reward individual goals achieved. The Compensation Committee used the following process to establish individual performance goals and utilized discretion in assessing individual performance at the end of the performance year:

✓	At the beginning of 2018, our Compensation Committee worked with Mr. Case to formulate his individual performance objectives for the year and reviewed with him the performance objectives for the other named executive officers. Through this process, the individual performance objectives for Mr. Case and the other named executive officers are preset for the year. Performance objectives are defined and measurable, and the Compensation Committee assesses progress against the objectives throughout the year. As a result of Sumit Roy’s promotion to CEO in October 2018, additional performance objectives were established for him.
✓	In November 2018, the Compensation Committee reviewed each NEO’s individual performance objectives.
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✓	Mr. Roy evaluated each named executive officer’s performance, other than his own, and recommended to the Compensation Committee the percentages that should be earned under this individual performance component.
✓	The Compensation Committee engaged in a discussion with Mr. Roy regarding his recommendations and his assessments and made the final determination regarding this metric.
✓	The Compensation Committee engaged in a review of Mr. Roy’s performance in relation to his performance against the goals which were established when he was the President, Chief Operating Officer, and the new goals which were established when he became CEO. In addition, the Compensation Committee reviewed the company’s performance, as well as the state of our industry and market competitive practices, in determining the percentage that Mr. Roy earned under this individual performance component.

The Compensation Committee incorporated the recommendations provided by Mr. Roy for the individual performance percentages for the named executive officers other than himself. The percentages earned under the individual performance metric and the material factors considered are set forth below.

Sumit Roy - 200%
Mr. Roy made the transition to CEO seamless, both externally and internally. Mr. Roy actively engaged with stockholders and other constituencies to communicate the company’s results and strategic vision. In 2018, we executed our strategy and invested $1.8 billion in real estate, produced strong year-end occupancy, and maintained general and administrative expenses as a percentage of rental revenue of 5.1%, the lowest amongst our peers in the net lease sector. As President and Chief Operating Officer, Mr. Roy also continued to optimize efficiencies by leveraging technology, business processes, and asset management and real estate operations efficiencies. The Compensation Committee determined that his performance well exceeded his objectives.

Paul M. Meurer - 150%
Mr. Meurer was instrumental in the company accessing the capital markets in 2018, raising approximately $1.1 billion in well-priced equity capital and issuing $500 million in unsecured bonds. He led the execution of the company’s capital raising effort, which helped fund our acquisitions activity and reduce our leverage. In addition, he was instrumental in the recast of our unsecured credit facility, which increased in size from $2.25 billion to $3.25 billion, while lowering our borrowing costs. Furthermore, in 2018, S&P Global Ratings raised our corporate credit rating in 2018 on our senior unsecured notes and bonds to “A-”, and we continue to have the highest credit rating in the net lease sector. The Compensation Committee determined that his performance exceeded his objectives.

Michael R. Pfeiffer - 200%
Mr. Pfeiffer’s objectives were focused on strategy, leadership and operations. In the area of strategy, Mr. Pfeiffer positively worked to develop succession plans within the legal department. He worked with his team members to ensure key redundancy for compliance and regulatory functions, including SEC filings, press releases, NYSE reporting and other such matters. He worked with team members in creating a “Green Team” to promote internal education, contribute to community sustainability projects, and develop the foundation for future outreach on behalf of the Company. In leadership, Mr. Pfeiffer positively promoted continued development of key attorneys and paralegals. Moreover, Mr. Pfeiffer conducted a comprehensive overview of the legal department’s efficiencies compared to outsourcing. With Mr. Roy’s promotion to CEO, Mr. Pfeiffer operationally assumed leadership of the Internal Audit and Information Technology departments, and successfully provided oversight and legal expertise for the $1.8 billion of acquisitions closed during the year. He assisted with the coordination of the company’s ERP system, seeking ways to determine appropriate workflow to increase departmental and company efficiencies. He also continued to enhance the company’s risk management oversight. Based on the foregoing, the Compensation Committee determined that his performance well exceeded his objectives.

Neil M. Abraham - 150%
In 2018, Mr. Abraham transitioned from Chief Investment Officer to Chief Strategy Officer. Mr. Abraham ensured a smooth transition for the new Chief Investment Officer, Mr. Hagan. In parallel, Mr. Abraham took on responsibility for strategy, working closely with the CEO and Board of Directors. As part of the newly defined strategy function, Mr. Abraham put in place the framework and processes for prioritizing current and future areas of investment for the company. To support these objectives, Mr. Abraham also ensured that the

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research department’s capabilities could scale as needed and had the breadth and depth to address the full range of strategic opportunities under consideration. Key to this was his ongoing dialog with senior management within industries and companies of interest, as well as ensuring that the company’s new investments in technology supported underwriting, acquisitions and asset management and real estate operations. The Compensation Committee determined that his performance exceeded his objectives.

Mark E. Hagan - 125%
Mr. Hagan joined our company in 2018 and successfully executed our investment strategy during the year since being named Chief Investment Officer. In 2018, we invested $1.8 billion in high-quality real estate properties at attractive yields. We achieved this level of acquisitions, which is the second highest in the company’s history, while remaining selective and disciplined with our investment strategy, acquiring just 6% of the $32 billion of acquisition opportunities sourced. Mr. Hagan also enhanced the acquisition department’s ability to efficiently source, underwrite and execute the broad variety and type of investment opportunities under evaluation. The Compensation Committee determined that his performance exceeded his objectives.

The incentive opportunities and the total actual incentive award earned by each named executive officer for 2018 under the STIP are set forth in the table below. Messrs. Roy and Case’s 2018 target incentive opportunities were established based on the total target direct compensation structure outlined on page 34. For our other named executive officers, the target incentive opportunities were intended to be between 23% and 28% of each individual’s 2018 total target direct compensation level. The earned incentive award was paid in cash in February 2019.

2018 Incentive Opportunities and Earned Incentive Compensation under the STIP

	INCENTIVE OPPORTUNITY		EARNED INCENTIVE COMPENSATION
NAMED EXECUTIVE OFFICER	TARGET ANNUAL INCENTIVE(2)	MAXIMUM ANNUAL INCENTIVE(2)	PERCENTAGE OF MAXIMUM EARNED(3)	ACTUAL 2018 INCENTIVE EARNED
Sumit Roy(1)	$1,051,555	$2,103,110	90.0%	$1,892,799
John P. Case	1,850,000	3,700,000	(4)	(4)
Paul M. Meurer	656,250	1,312,500	82.5%	1,082,813
Michael R. Pfeiffer	500,000	1,000,000	90.0%	900,000
Neil M. Abraham	385,000	770,000	82.5%	635,250
Mark E. Hagan	385,000	770,000	78.8%	606,375
(1)	In connection with Mr. Roy’s election as CEO, the Compensation Committee increased Mr. Roy’s target annual cash bonus from $935,000 to $1,487,500, which was pro rated for the period from October 16, 2018 through December 31, 2018.
(2)	The maximum annual incentive is equal to 200% of target, and threshold annual incentive is equal to 50% of target. No compensation is awarded for below-threshold performance.
(3)	Captures the weighted average percentage achieved based on the company performance criteria and the individual performance criteria.
(4)	As a result of Mr. Case’s departure from the company on October 16, 2018, Mr. Case was not paid an annual incentive award for 2018.

Long-Term Incentive Program (LTIP)

During February 2018, the Compensation Committee approved the grant of 2018-2020 performance shares to each named executive officer. The following is a summary of the key metrics criteria and terms:

Relative TSR Performance – Weighted 71% Debt-to-EBITDA Ratio – Weighted 13% Dividend per share Growth Rate – Weighted 16%
✓	Long-term performance shares were awarded in February 2018 and will be earned based on our performance over the three-year period from January 2018 to December 2020.
✓	No compensation is awarded for below-threshold performance and maximum goals are capped at 200% of target.
✓	50% of the performance shares earned based on the achievement of the performance goals during the 2018-2020 performance period will vest on January 1, 2021, and the remaining 50% will vest on
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January 1, 2022, subject to continued service with the company. Performance shares not earned as a result of the failure to achieve the applicable performance goals will be forfeited.

✓	The performance shares provide for a cash payment following vesting equal to the aggregate cash dividends that would have been paid on the total number of performance shares earned, if any, as if the shares had been outstanding from January 1, 2018 through the date on which the shares are issued.

Specifically, the performance measures and weightings for the 2018-2020 performance shares are based on the following objective performance measures, each of which are measured over the three-year performance period:

PERFORMANCE GOALS	WEIGHTING	THRESHOLD 50%(1)	TARGET 100%	MAXIMUM 200%(1)
TSR position within MSCI US REIT Index(2)	45%	35th Percentile	55th Percentile	80th Percentile (or greater)
TSR position within J.P. Morgan Net Lease Peer Group(2)	26%	35th Percentile	55th Percentile	80th Percentile (or greater)
Dividend per share Growth Rate	16%	2.0%	6.0%	12.0%
Debt-to-EBITDA Ratio	13%	6.3x	5.9x	5.5x (or less)
(1)	The maximum number of performance shares earned is equal to 200% of target, and threshold annual incentive is equal to 50% of target, with linear interpolation between threshold and maximum. No shares are earned for below-threshold performance.
(2)	TSR is calculated by comparing the trailing 20-trading-day average stock price at the end of the performance period, assuming contemporaneous reinvestment of dividends, to the closing stock price on December 31, 2018.

We are a member of the MSCI US REIT Index, which is a broad REIT index, and the J.P. Morgan Net Lease Peer Group. Both groups are used to measure performance between REITs within and across the subsectors. The Compensation Committee selected the J.P. Morgan Net Lease Peer Group, a group of peers categorized as “triple net lease REITs” included in the J.P. Morgan REIT database published by J.P. Morgan North American Equity Research, in order to provide a set of companies that are more comparable to Realty Income in terms of lease type. There are many ways to compare our performance to each of these groups. The Compensation Committee analyzed the various methods and determined that comparisons on a percentile basis, was widely used in the marketplace and appropriate for evaluating our performance during the 2018-2020 performance period. The Compensation Committee believes that these goals remain rigorous, specifically the relative TSR metrics which require the company to outperform the indices to even achieve payouts at target. The relative TSR metric rewards management for outperformance relative to the Real Estate sector, which is targeted at the 55th percentile. Relative outperformance relative to the Real Estate and Net Lease benchmarks provides stockholders with value even during years where the company’s absolute TSR may be negative due to macroeconomic conditions outside of management’s control, such as rising interest rates. Accordingly, the metric is strictly relative TSR and does not include a provision limiting payout based on negative absolute TSR. The Debt-to-EBITDA ratio and dividend per share growth rate metrics require the company to manage its capital structure thoughtfully, and increase earnings to support the payment of monthly dividend in order to achieve payouts in excess of target for these metrics.

2018 LTIP Performance Goals

Dividend per share Growth Rate

Why we believe this metric is important: Part of our company’s annual mission statement is to increase the monthly dividend. Accordingly, management believes that increasing the dividend per share growth rate is a core metric for compensation. We have continued our 50-year policy of paying monthly dividends and have paid 85 consecutive quarterly dividend increases and increased the dividend 100 times since our listing on the NYSE in 1994.

How the Compensation Committee set the 2018 goal: The Compensation Committee set 2018 target performance for dividend per share growth rate at 6.0%, consistent with what it felt investors would seek in this market environment. Threshold was set at a 2.0% dividend growth rate and high was set at a 12.0% dividend per share growth rate. Balancing our dividend per share growth with our earnings projections is challenging, due to market factors, which can have a direct impact on how and to what extent our earnings and the dividend grows. High performance would only be achieved if we significantly grew the dividend.

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Debt-to-EBITDA Ratio

Why we believe this metric is important: Management believes EBITDA to be a meaningful measure of a REIT’s performance because it is widely followed by industry analysts, lenders and investors. Management also believes the use of an annualized quarterly EBITDA metric is meaningful because it represents the company’s current earnings run rate for the period presented. EBITDA should be considered along with, but not as an alternative to, net income as a measure of our operating performance. Debt-to-EBITDA is included as a metric in our compensation program since management believes it measures our ability to pay off our debt and provides investors with a gauge of how long it would take for us to pay off our debt.

How the Compensation Committee set the 2018 goal: We considered the optimal level of leverage to achieve investor returns, while balancing that with leverage levels deemed appropriate for our credit ratings level. The threshold (6.3x), target (5.9x), and high (5.5x) performance metrics were separated by 0.4x. Debt-to-EBITDA for 2018 was 5.3x, resulting in performance at the high end. Our metric exceeded the target primarily due to the availability of cheaper equity capital versus debt to fund our robust acquisition activity. Similar to our fixed charge coverage ratio metric, maintaining a very favorable Debt-to-EBITDA metric is difficult in an unpredictable capital markets environment.

The long-term performance shares granted in February 2018 to our named executive officers are as follows:

NAMED EXECUTIVE OFFICER	PERFORMANCE SHARE TARGET DOLLAR VALUE	PERFORMANCE SHARES GRANTED AT TARGET(1)
Sumit Roy	$1,800,556	39,995
John P. Case(2)	4,122,222	91,564
Paul M. Meurer	1,025,694	22,783
Michael R. Pfeiffer	661,111	14,685
Neil M. Abraham	684,444	15,203
Mark E. Hagan	606,667	12,869
(1)	For Messrs. Roy, Case, Meurer, Pfeiffer and Abraham, the number of performance shares granted at target value reflect the grant date fair value of $47.00 per share (excluding the dividend equivalent rights), using a multifactor Monte Carlo simulation model for the market conditions associated with the TSR performance goals, valued at $32.01 per share, plus $14.99 per share for the two performance conditions of debt-to-EBITDA ratio and dividend growth rate. For Mr. Hagan, whose performance shares were granted upon his hire date in May 2018, the number of performance shares granted at target value reflect the grant date fair value of $48.99 per share (excluding the dividend equivalent rights), using a multifactor Monte Carlo simulation model for the market conditions associated with the TSR performance goals, valued at $33.30 per share, plus $15.69 per share for the two performance conditions of debt-to-EBITDA ratio and dividend growth rate.
(2)	Upon his departure from the company on October 16, 2018 and in accordance with his employment agreement with the company, Mr. Case was awarded 119,308 shares based on the company’s performance through that date.

Time-Based Restricted Shares

The Compensation Committee grants restricted share awards on an annual basis, which are designed to: (i) increase the named executive officers’ common stock ownership, (ii) motivate our named executive officers to improve long-term common stock price performance, (iii) align the named executive officers’ interests with the interests of stockholders, and (iv) operate as a retention mechanism for key members of management.

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Executive Compensation

In connection with the determination of the 2018 compensation program, the Compensation Committee proposed initial 2018 annual restricted share award values to be granted in February 2019. The proposed annual award values for all NEOs were reviewed and approved on February 13, 2019 and will vest evenly over four years commencing on January 1 of the year following the grant. The time-based restricted shares granted are as follows:

NAMED EXECUTIVE OFFICER	RESTRICTED SHARE DOLLAR VALUE	ANNUAL RESTRICTED SHARES GRANTED(1)
Sumit Roy	$514,444	7,394
John P. Case	1,177,778	20,465
Paul M. Meurer	293,056	4,212
Michael R. Pfeiffer(2)	188,889	2,715
Neil M. Abraham	195,556	2,811
Mark E. Hagan	173,333	2,491
(1)	Annual restricted shares reflect the actual number of shares that were granted by the Compensation Committee on February 13, 2019 for all NEOs, with the exception of Mr. Case, whose shares were granted on October 16, 2018, his last date of employment with the company. For all NEOs other than Mr. Case, the number of annual restricted shares was calculated by dividing the dollar value authorized by the Compensation Committee by the closing price of our common stock on the date of grant, February 13, 2019, of $69.58, and rounded to the nearest whole number. For Mr. Case, the number of annual restricted shares was calculated in the same manner as described above, using the closing price of our common stock on his last date of employment, October 16, 2018 of $57.55.
(2)	Given that Mr. Pfeiffer is retirement eligible prior to the final vesting date of shares granted, he was granted restricted share units (RSUs) instead of restricted shares in order to preserve the deferral of his income taxation until the issuance of the shares to him upon vesting.

Restricted Shares Granted in February 2018 for 2017 Performance

Our time-vesting, restricted share and restricted share unit awards are typically granted after fiscal year-end in recognition of the company’s prior year performance under the performance metrics for that year. For a discussion of restricted share awards granted in February 2018, which were intended to be compensation for 2017, see pages 31 to 35 of the company’s 2018 Proxy Statement filed with the SEC on April 2, 2018.

Restricted Share Vesting

Our restricted shares and restricted share units typically vest 25% per year on January 1, but are subject to accelerated vesting in the event of retirement, which is defined as a voluntary termination of employment by persons who are at least 60 years of age and who have provided at least ten years of service to the company. The Compensation Committee believes that this vesting approach is (i) consistent with market practices, (ii) easy to administer, and (iii) preserves the benefit of acceleration, which occurs only upon actual retirement.

Given that Mr. Pfeiffer is eligible for retirement prior to the end of the vesting period, he was granted RSUs in February 2017, February 2018, and February 2019 instead of restricted shares in order to preserve the deferral of his income taxation until the issuance of the shares upon vesting. The RSUs have dividend equivalents that pay out concurrently on the payment date of the dividend, regardless of the vested status of the RSUs. This provides the RSUs with the same economic rights as shares of restricted stock, which are entitled to cash dividends on the dividend payment date.

Promotional Grant for Mr. Roy

In connection with Mr. Roy’s promotion to Chief Executive Officer effective October 16, 2018, the Compensation Committee awarded Mr. Roy a one-time, time-based restricted share award with a long-term vesting period of four years, and valued at $2 million or 34,752 shares. The award was granted on October 16, 2018 and vests in 50% increments on each of October 16, 2021 and 2022, subject to Mr. Roy’s continued employment with the company through the applicable vesting dates. This amount was determined by the Compensation Committee as compensation for the additional duties and responsibilities that he assumed with the role of Chief Executive Officer while continuing in his role as President.

One-Time Restricted Stock Grant for Mr. Hagan

In connection with the commencement of his employment in May 2018, the Compensation Committee awarded Mr. Hagan a one-time, time-based restricted share award with a long-term vesting period of four years, and valued at $400,000 or 7,647 shares. The award was granted on May 21, 2018 and vests in twenty-five percent

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increments on each of May 21, 2019 and 2020, 2021 and 2022, subject to Mr. Hagan’s continued employment with the company through the applicable vesting dates.

2016 LTIP Award Payout

In February 2019, the Compensation Committee certified percentage achievement for the 2016-2018 performance shares that were granted in January 2016, based on our performance relative to the following metrics during the three-year performance period ending December 31, 2018:

PERFORMANCE GOALS	WEIGHTING	THRESHOLD 50%	TARGET 100%	MAXIMUM 150%	2018 ACTUAL	% EARNED
TSR position within MSCI US REIT Index	50%	35th Percentile	55th Percentile	75th Percentile (or greater)	75th Percentile	150%
TSR less TSR of the Nareit Freestanding Index	20%	−150 bps	+75 bps	+300 bps (or greater)	+30 bps	90.1%
Debt-to-EBITDA Ratio	10%	6.3x	6.0x	5.5x (or less)	5.3x	150%
Dividend Per Share Growth Rate	20%	2%	6%	10%	15.8%	150%
Total Weighted Payout						138%

For purposes of these metrics, TSR was calculated by comparing the trailing 20-trading-day average stock price at the end of the performance period, December 31, 2018, assuming contemporaneous reinvestment of dividends, to the closing stock price on December 31, 2015. Based on overall achievement above target performance levels, each named executive officer other than Mr. Case received 138% of the target shares granted. Fifty percent of the performance shares earned were issued as common stock that immediately vested. The remaining 50% are units subject to time vesting through January 1, 2020. Based on actual performance levels at his date of departure from the company on October 16, 2018, Mr. Case received, consistent with his employment agreement, 110% of the target shares granted, which vested immediately. The following table sets forth the performance shares earned by each NEO under the 2016 LTIP. Mr. Hagan did not receive a 2016 LTIP award payout, as he was not an employee during that performance year.

NAMED EXECUTIVE OFFICER	TARGET PERFORMANCE SHARES GRANTED	PERFORMANCE SHARES EARNED
Sumit Roy	13,633	18,817
John P. Case	20,619	22,763
Paul M. Meurer	9,974	13,767
Michael R. Pfeiffer	7,887	10,886
Neil M. Abraham	6,456	8,911
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2019 Incentive Programs

In February 2019, the Compensation Committee adopted the 2019 STIP and LTIP with the same performance goal categories and substantially similar weightings to those used in the 2018 program. The 2019 Peer Group used for 2019 compensation decisions is consistent with the 2018 Peer Group listed on page 32. In establishing 2019 executive compensation, our Compensation Committee largely considered the changes amongst our executive officers, which primarily resulted in an adjustment to Mr. Roy’s target compensation opportunity in light of his promotion to CEO. The Committee considered that as a newly promoted CEO, his compensation would be targeted at a lower relative pay level that generally aligned with the lower quartile of our peers. In doing so, we expect to make future adjustments to his pay, commensurate with his performance and as his tenure increases going forward. The Committee approved increases in several compensation components for certain of our executive officers, as follows:

NAMED EXECUTIVE OFFICER	2019 BASE SALARY	2019 TARGET STIP(1)	2019 TARGET LTIP(2)	2019 TOTAL TARGET COMPENSATION
Sumit Roy	$850,000	$1,487,500	$4,000,000	$6,337,500
Paul M. Meurer	550,000	669,000	1,431,000	2,650,000
Michael R. Pfeiffer	500,000	508,000	1,092,000	2,100,000
Neil M. Abraham	410,000	422,500	1,017,500	1,850,000
Mark E. Hagan	410,000	395,000	945,000	1,750,000
(1)	The 2019 STIP will be awarded entirely in cash.
(2)	The 2019 LTIP consists of awards of performance shares and time-vesting restricted stock or RSUs. Approximately 75% of the NEOs’ 2019 LTIP opportunity is in the form of performance shares and 25% is in the form of time-vesting restricted stock or RSUs.

Severance and Change in Control Arrangements

During calendar year 2018, each of the named executive officers had the right to receive severance compensation upon the occurrence of certain events pursuant to their employment agreements. Effective as of January 15, 2019, the Compensation Committee adopted the Company’s Executive Severance Plan (the “Severance Plan”), which provides severance compensation upon the occurrence of certain events. In connection with the adoption of the Severance Plan, the employment agreements between the company and Messrs. Roy, Meurer, Pfeiffer, Abraham and Hagan were terminated. In addition, our award agreements provide certain rights in connection with a change of control and certain terminations of employment.

The following is a list of the scenarios under which the named executive officers have rights to receive severance compensation.

✓	Qualifying Termination
✓	Change in Control Termination
✓	Death
✓	Disability

Further detail surrounding the payments and benefits upon the occurrence of each scenario can be found in the section titled “Potential Payments Upon Termination or Change in Control” on page 53. The Compensation Committee believes these benefits are reasonable. The payments and benefit levels under the Executive Severance Plan did not influence and were not influenced by other elements of compensation. The Executive Severance Plan was designed to help (i) attract and retain key employees, (ii) preserve key employee’s morale and productivity, (iii) align with best practices, and (iv) promote continuity of management in the event of an actual or threatened change in control. These change in control benefits allow executives to assess takeover bids objectively without regard to the potential impact on their individual job security.

Severance Agreement and General Release with Mr. Case

In connection with his departure from the company, on October 16, 2018, the company and Mr. Case entered into the Severance Agreement. Pursuant to the terms of the Severance Agreement, which includes a general release of claims by Mr. Case in favor of the company, Mr. Case received: (a) a lump-sum cash severance payment of $8,290,792, and (b) group medical insurance paid for by the company through the earlier of October 31, 2019 or until Mr. Case is covered by another group medical insurance plan. Each outstanding company equity-based

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Executive Compensation

award held by Mr. Case as of the date of his departure from the company was treated in accordance with the terms of the applicable award agreements as though Mr. Case incurred a termination of employment pursuant to Section 10(c) of Mr. Case’s employment agreement with the company.

✓	100% of the severance payments made to Mr. Case were in accordance with his employment agreement.

The Severance Agreement also provided that Mr. Case will comply with certain existing confidentiality and non-solicitation covenants contained in his employment agreement with the company and will not disclose any information or provide any assistance or support to, or collaborate with, any person or entity that undertakes to effect a change in control of the company or that seeks to influence the management or policies of the company. The Severance Agreement also includes a mutual non-disparagement covenant between Mr. Case and the company.

Executive Severance Plan

On January 15, 2019, the company eliminated the use of employment agreements for NEOs, and instead adopted and approved the Severance Plan, and designated each of Messrs. Roy, Meurer, Pfeiffer, Abraham and Hagan as participants in the Severance Plan. In connection with the adoption of the Severance Plan, the company entered into a participation agreement with each such named executive officer with respect to his participation in the Severance Plan. Each such participation agreement provides that the employment agreement previously entered into between the company and the named executive officer is terminated.

Under the Severance Plan, if a participant’s employment with the company is terminated by the company without “cause” or by the participant due to a “constructive termination” (each as defined in the Severance Plan), then, subject to the participant’s execution and non-revocation of a severance agreement and general release of claims, the participant will be entitled to receive:

•	a lump-sum cash payment in an amount equal to the product of (x) the participant’s applicable cash severance multiple, multiplied by (y) the sum of (i) the participant’s then-current annual base salary, plus (ii) the average annual cash bonus earned by the participant for the previous three years (or, if the participant was not previously eligible to earn an annual cash bonus, the participant’s target annual cash bonus);
•	continued group health insurance coverage at the company’s expense for the participant’s applicable healthcare continuation period following the participant’s termination date or until the participant becomes covered under another group health insurance plan, whichever occurs first; and
•	each outstanding and unvested time-vesting restricted stock and restricted stock unit award held by the participant that will vest in full as of the participant’s termination date, and each outstanding and unvested performance-vesting equity award held by the participant that will be treated in accordance with the terms of the applicable plan and award agreement governing such award.

Each participant’s applicable cash severance multiple and healthcare continuation period is specified in his or her participation agreement and may vary depending on whether the participant’s termination of employment occurs in connection with a change in control of the company (i.e., on the date of, or during the twelve-month period immediately following, such change in control) (a “CIC Termination”). Pursuant to the terms of their participation agreements, (i) Mr. Roy’s cash severance multiple is two (or three in the event of a CIC Termination) and each other named executive officers’ cash severance multiple is one (or two in the event of a CIC Termination), and (ii) Mr. Roy’s healthcare continuation period is 18 months (whether or not such termination is a CIC Termination) and each other named executive officers’ healthcare continuation period is 12 months (or 18 months in the event of a CIC Termination).

If a participant’s employment with the company is terminated by reason of the participant’s death or disability, then each outstanding and unvested time-vesting restricted stock and restricted stock unit award held by the participant will fully vest as of the participant’s termination date.

A participant’s right to receive and retain the severance benefits payable under the Severance Plan is conditioned on the participant’s continued compliance with any restrictive covenants with respect to which the participant is bound and the participant’s timely return of all company property in his or her possession following his or her termination date. Each participation agreement entered into with the named executive officers contains certain restrictive covenants that apply to the named executive officer, including a confidentiality covenant that extends indefinitely.

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Executive Compensation

Other Benefits and Policies

We provide medical and other benefits to our named executive officers that are similar to those benefits offered to all of our full-time employees, including a 401(k) plan with a matching contribution by the company and coverage under a health and disability insurance program.

Executive Stock Ownership Requirements

Effective January 1, 2013, the Board of Directors implemented stock ownership requirements for the company’s CEO and the other named executive officers to closely align the interests of these individuals with the interests of our stockholders. The minimum share requirement is five times base salary for our CEO and three times base salary for the other named executive officers using their salary on January 1, 2013 or the date they became subject to the guidelines. Each executive has five years from the later of the date of adoption or date of appointment to an executive-level position to achieve the requirement.

All vested and unvested restricted share and RSU awards, and earned performance share units subject to time vesting qualify towards satisfaction of the requirement. Performance shares do not qualify towards the requirement. Compliance is evaluated on an annual basis as of December 31 of each year. The following table sets forth the requirements for each of our named executive officers:

NAMED EXECUTIVE OFFICER	GUIDELINE	MINIMUM STOCK OWNERSHIP REQUIREMENT(2)	STOCK OWNERSHIP AS OF DECEMBER 31, 2018(3)
Sumit Roy	5x base salary	74,205	103,553
John P. Case(1)	5x base salary	87,565	158,961
Paul M. Meurer	3x base salary	26,448	36,672
Michael R. Pfeiffer	3x base salary	26,448	37,163
Neil M. Abraham	3x base salary	18,817	16,493
Mark E. Hagan	3x base salary	22,619	7,647
(1)	This table reflects Mr. Case’s stock ownership as of October 16, 2018, his last date of employment with the company.
(2)	The requirement for each NEO was determined first in dollars as a multiple of the executive’s annual base salary as of the date they become subject to this requirement, and then by converting such amount to a fixed number of shares based on the company’s average closing common stock price for the 60 trading days prior to such date. An executive’s stock ownership requirement will only be re-established upon a change to a different executive position.
(3)	As of December 31, 2018, all of our named executive officers satisfied their ownership requirements, except for Messrs. Abraham and Hagan, who became subject to the requirements on November 30, 2015 and May 21, 2018, respectively, and have until November 30, 2020 and May 21, 2023, respectively, to achieve the requirement.

Tax Considerations

Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the definition of covered employees was expanded to generally include all named executive officers. The Board of Directors, after considering the potential impact of the application of Section 162(m) and future guidance of the new rules, reserves the right to provide compensation to executive officers that may not be tax deductible if it believes providing that compensation is in the best interests of the company and its stockholders.

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Executive Compensation

Compensation Committee Report

The Compensation Committee of the Board of Directors of Realty Income Corporation, a Maryland corporation, or Realty Income, has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2019 Annual Meeting of stockholders and in Realty Income’s 2018 Annual Report on Form 10-K.

Submitted on March 12, 2019 by the members of the Compensation Committee of Realty Income’s Board of Directors.

Priya Cherian Huskins, Chair
Gerardo I. Lopez
Michael D. McKee
Gregory T. McLaughlin
Stephen E. Sterrett

The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the same by reference.

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Compensation Tables

Summary Compensation Table

The following table sets forth information concerning the compensation of our President and Chief Executive Officer, former Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (collectively, the named executive officers), for the fiscal years ended December 31, 2018, 2017 and 2016. In general, non-equity incentive plan compensation aligns with the performance year noted; however, stock awards are included in the year of grant which may not align with the performance year to which they relate.

NAME AND PRINCIPAL POSITION IN 2018	YEAR	SALARY(1)	STOCK AWARDS(2)(3)	NON-EQUITY INCENTIVE PLAN COMPENSATION(4)	ALL OTHER COMPENSATION(5)	TOTAL
Sumit Roy President, Chief Executive Officer	2018	$613,288	$4,351,917	$1,892,799	$152,015	$7,010,019
	2017	550,000	2,666,419	1,449,643	68,786	4,734,848
	2016	525,000	3,006,348	1,460,627	8,940	5,000,915
John P. Case Former Chief Executive Officer	2018	795,513	6,393,086	—	9,675,189	16,863,788
	2017	925,000	6,180,152	2,811,429	126,764	10,043,345
	2016	875,000	4,361,823	3,093,750	9,468	8,340,041
Paul M. Meurer Executive Vice President, Chief Financial Officer and Treasurer	2018	525,000	1,333,261	1,082,813	137,349	3,078,423
	2017	475,000	1,550,480	954,241	67,082	3,046,803
	2016	450,000	1,285,143	871,000	9,468	2,615,611
Michael R. Pfeiffer(6) Executive Vice President, General Counsel and Secretary	2018	450,000	879,062	900,000	117,518	2,346,580
	2017	450,000	1,060,783	655,714	60,960	2,227,457
	2016	420,000	950,383	494,000	10,788	1,875,171
Neil M. Abraham Executive Vice President, Chief Strategy Officer	2018	385,000	903,403	635,250	9,240	1,932,893
	2017	375,000	1,006,242	546,429	9,090	1,936,761
	2016	335,000	902,777	431,167	33,940	1,702,884
Mark E. Hagan(7) Executive Vice President, Chief Investment Officer	2018	237,910	1,030,438	606,375	37,237	1,911,960
(1)	The amounts shown include amounts earned, but a portion of such amount may be deferred, at the election of the officers under our 401(k) retirement plan.
(2)	For 2018, the amounts shown represent the grant date fair value of restricted stock grants on February 16, 2018 under our annual time-based restricted stock program, the grant date fair value of performance share grants on February 16, 2018, the promotional grant for Mr. Roy, and the one-time restricted stock grant for Mr. Hagan, in each case, calculated in accordance with Accounting Standards Codification (ASC) Topic 718. Fair value of restricted stock grants is calculated by multiplying the applicable shares by the closing market price of our common stock on the date of grant. For Messrs. Roy, Case, Meurer, Pfeiffer and Abraham, fair value for performance shares was estimated in accordance with ASC Topic 718 on the date of grant at $47.00 per share, using a multifactor Monte Carlo simulation model, based on two market conditions associated with TSR performance goals, valued at $32.01 per share, plus $14.99 per share for the two performance conditions of debt-to-EBITDA ratio and dividend growth rate, which reflect the probable outcome of such performance conditions. For all NEOs, with the exception of Mr. Hagan, this column excludes the value of $4.76 per share determined for the Dividend Equivalent Rights (DERs), associated with the market conditions. For Mr. Case, the amount shown for 2018 is inclusive of $1,089,732 of incremental expense related to performance shares that were originally granted on January 14, 2016, February 14, 2017, and February 16, 2018, and vested upon his departure from the company in October 2018. This incremental expense was calculated in accordance with Accounting Standards Codification (ASC) Topic 718. For Mr. Hagan, fair value for performance shares was estimated in accordance with ASC Topic 718 on the date of grant at $48.99 per share, using a multifactor Monte Carlo simulation model, based on two market conditions associated with TSR performance goals, valued at $33.30 per share, plus $15.69 per share for the two performance conditions of debt-to-EBITDA ratio and dividend growth rate, which reflect the probable outcome of such performance conditions. For Mr. Hagan, this column excludes the value of $4.93 per share determined for the Dividend Equivalent Rights (DERs), associated with the market conditions. The maximum grant date fair values of the performance shares, assuming maximum performance of all conditions and employing the $47.00 and $48.99 per share valuation for the February 16, 2018 and May 21, 2018 grants, respectively, are as follows:
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Compensation Tables

NAMED EXECUTIVE OFFICER	GRANT DATE FAIR VALUE	MAXIMUM VALUE
Sumit Roy	$1,879,695	$3,731,781
John P. Case	4,303,354	8,543,498
Paul M. Meurer	1,070,761	2,125,793
Michael R. Pfeiffer	690,173	1,370,207
Neil M. Abraham	714,514	1,418,531
Mark E. Hagan	630,438	1,251,574
(3)	The stock awards shown reflect the grants of restricted stock during each of the fiscal years presented. Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grant of restricted stock on February 13, 2019, which represents the restricted share awards earned by each of the named executive officers, including the restricted share units earned by Mr. Pfeiffer, based on 2018 performance under our annual time-based restricted stock program. See footnote 3 to the “Grants of Plan-Based Awards Table.”
(4)	This column represents the cash incentive award earned in the year indicated pursuant to our STIP, which is paid the following year. The amounts earned under the 2018 and 2017 STIP were paid entirely in the form of cash. The amounts earned under the 2016 STIP were paid two-thirds in cash and one-third in shares of restricted stock. See “Compensation Discussion and Analysis—Short-Term Incentive Program” on page 36 for more information.
(5)	The following table sets forth matching contributions by us to the named executive officers’ 401(k) savings account, the cost of term life insurance paid by us in 2018, and dividends paid on earned performance shares.
NAMED EXECUTIVE OFFICER	401(k) MATCHING CONTRIBUTIONS	GROUP TERM LIFE INSURANCE PAYMENTS	DIVIDENDS ON EARNED PERFORMANCE SHARES	OTHER(a)
Sumit Roy	$8,250	$990	$142,775	—
John P. Case	8,250	2,254	1,147,467	$8,517,218
Paul M. Meurer	8,250	1,518	127,581	—
Michael R. Pfeiffer	8,250	2,838	106,430	—
Neil M. Abraham	8,250	990	—	—
Mark E. Hagan	1,351	886	—	35,000
(a)	“Other” for Mr. Case includes his one-time severance payment of $8,290,792, the value of accrued and unused PTO in the amount of $190,377, estimated continued health and welfare benefits for twelve months in the amount of $21,000, and attorney fees paid in connection with his departure from the company in the amount of $15,049. “Other” for Mr. Hagan includes a one-time relocation payment of $35,000, which is subject to repayment by Mr. Hagan if his employment is terminated within two years of the commencement of his employment on May 21, 2018.
(6)	Mr. Pfeiffer was promoted to Chief Administrative Officer effective February 13, 2019.
(7)	Mr. Hagan became our Executive Vice President, Chief Investment Officer in May 2018, accordingly, we are only presenting compensation for 2018.

Narrative to Summary Compensation Table

During calendar year 2018, each of our named executive officers was party to an employment agreement, which, in material part, established a minimum salary and provided for certain severance benefits, as described under “Potential Payments upon Termination or Change in Control” below. In connection with the adoption of the Severance Plan and the participation of the named executive officers (other than Mr. Case) in the Severance Plan, the employment agreements were terminated.

As discussed above, in connection with Mr. Case’s departure from the company, the company and Mr. Case entered into the Severance Agreement. Pursuant to the Severance Agreement, Mr. Case is entitled to certain severance payments and benefits, as more fully described below under the caption “Potential Payments Upon Termination or Change in Control.”

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Compensation Tables

Grants of Plan-Based Awards Table

The following table sets forth summary information concerning all grants of plan-based awards made to the named executive officers during 2018. These awards consist of cash bonus amounts pursuant to the 2017 STIP, time-based restricted stock awards pursuant to the 2017 compensation program, and performance shares granted pursuant to the 2018 LTIP. Additionally, we have provided supplemental information in footnote 3 with respect to stock awards pursuant to the 2018 STIP granted in February 2019, and time-based restricted stock awards granted in February 2019 that is considered 2018 compensation.

NEO	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS(3)(4)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(5)(6)(7)
		THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
Sumit Roy	2/16/2018	—	—	—	—	—	—	9,452	$472,222
	2/16/2018	—	—	—	19,998	39,995	79,990	—	1,879,695
	10/16/2018	—	—	—	—	—	—	34,752	2,000,000
		$525,777	$1,051,555	$2,103,110	—	—	—	—	—
John P. Case	2/16/2018	—	—	—	—	—	—	20,016	1,000,000
	2/16/2018	—	—	—	45,782	91,564	183,128	—	4,303,354
	10/16/2018	—	—	—	—	—	—	19,606	1,089,732
		925,000	1,850,000	3,700,000	—	—	—	—	—
Paul M. Meurer	2/16/2018	—	—	—	—	—	—	5,254	262,500
	2/16/2018	—	—	—	11,392	22,783	45,566	—	1,070,761
		328,125	656,250	1,312,500	—	—	—	—	—
Michael R. Pfeiffer	2/16/2018	—	—	—	—	—	—	3,780	188,889
	2/16/2018	—	—	—	7,343	14,685	29,370	—	690,173
		250,000	500,000	1,000,000	—	—	—	—	—
Neil M. Abraham	2/16/2018	—	—	—	—	—	—	3,780	188,889
	2/16/2018	—	—	—	7,602	15,203	30,406	—	714,514
		192,500	385,000	770,000	—	—	—	—	—
Mark E. Hagan	5/21/2018	—	—	—	6,435	12,869	25,738	—	630,438
	5/21/2018	—	—	—	—	—	—	7,647	400,000
		192,500	385,000	770,000	—	—	—	—	—
(1)	These columns represent cash incentive amounts that could have been paid to the named executive officers under the STIP for 2018 performance. These targets were established by the Compensation Committee on February 16, 2018. Total amounts earned under the STIP are paid entirely in the form of cash. The STIP is described in more detail in the “Compensation Discussion and Analysis—Short-Term Incentive Program” on page 36. The actual cash paid in February 2019 for performance in 2018 are listed under 2018 in the “Summary Compensation Table” on page 49 as “Non-Equity Incentive Plan Compensation.”
(2)	Amounts shown as granted on February 16, 2018 and May 21, 2018 reflect the Threshold, Target, and Maximum awards for the 2018-2020 performance shares granted under the LTIP and our 2012 Incentive Award Plan, which are described in detail in the “Compensation Discussion and Analysis—Long-Term Incentive Program” beginning on page 40. Threshold reflects 50% of the target performance shares granted, and maximum reflects 200% of the target performance shares granted. Each performance share earned vests 50% at the end of the applicable performance period and 50% one year later. In connection with Mr. Case’s departure from the company on October 16, 2018, and in accordance with the terms of his employment agreement with the company, he was awarded 119,308 shares for the 2018-2020 performance period.
(3)	The February 16, 2018 stock awards shown in the first row of this column reflect the annual grants of time-based restricted stock made in February 2018, at a price of $49.96 per share, based on 2017 performance. Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grants of restricted stock on February 13, 2019, representing the annual grants of restricted stock intended as 2018 compensation and granted in February 2019. Thus, the following chart reflects all grants made as compensation for 2018 performance:
NAMED EXECUTIVE OFFICER	EQUITY AWARDS ANNUAL GRANT(a)	PERFORMANCE SHARES GRANTED UNDER 2018 LTIP	TOTAL STOCK AWARD COMPENSATION FOR 2018 PERFORMANCE(b)	TOTAL 2018 STOCK AWARD COMPENSATION PRESENTED IN SUMMARY COMPENSATION TABLE
Sumit Roy	$514,444	$1,879,695	$2,394,139	$4,351,917
Paul M. Meurer	293,056	1,070,761	1,363,817	1,333,261
Michael R. Pfeiffer(c)	188,889	690,173	879,062	879,062
Neil M. Abraham	195,556	714,514	910,070	903,403
Mark E. Hagan	173,333	630,438	803,771	1,030,446
(a)	The grant date fair value of restricted stock has been calculated by multiplying the closing market price of our common stock at February 13, 2019 of $69.58 by the number of shares of restricted stock awarded in February 2019 for 2018 performance, as prescribed under ASC Topic 718.
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Compensation Tables

(b)	Not included in this column are Mr. Roy’s promotional grant equivalent to $2,000,000, made in October 2018, and Mr. Hagan’s one-time restricted stock grant equivalent to $400,000, made in May 2018.
(c)	Given that Mr. Pfeiffer is retirement eligible prior to the final vesting date of shares granted, he was granted RSUs instead of restricted shares in order to preserve the deferral of his income taxation until the issuance of the shares to him upon vesting.
(4)	For Mr. Roy, this row also includes his promotional grant, made in October 2018, at a price of $57.55 per share. For Mr. Case, the amount shown for 2018 is representative of incremental shares issued for performance grants that were originally granted on January 14, 2016, February 14, 2017, and February 16, 2018, and vested upon his departure from the company in October 2018. For Mr. Hagan, this row also includes his one-time restricted stock grant, made in May 2018, at a price of $52.31 per share.
(5)	For restricted stock granted on February 16, 2018, the grant date fair value has been calculated by multiplying the closing market price of our common stock on the grant date of $49.96 per share by the number of restricted stock awards. Fair value for performance shares granted on February 16, 2018 was estimated on the date of grant at $47.00 per share, using a multifactor Monte Carlo simulation model for the market conditions associated with the TSR performance goals, valued at $32.01 per share, plus $14.99 per share for the performance conditions of debt-to-EBITDA ratio and dividend growth rate, reflecting the probable outcome of such performance conditions, and excludes the value of $4.76 per share determined for the DERs associated with the market conditions. Fair value for performance shares granted to Mr. Hagan on May 21, 2018 was estimated on the date of grant at $48.99 per share, using a multifactor Monte Carlo simulation model for the market conditions associated with the TSR performance goals, valued at $33.30 per share, plus $15.69 per share for the performance conditions of debt-to-EBITDA ratio and dividend growth rate, reflecting the probable outcome of such performance conditions, and excludes the value of $4.93 per share determined for the DERs associated with the market conditions. The grant date fair value for the restricted stock and performance shares are computed in accordance with ASC Topic 718.
(6)	The Compensation Committee grants restricted stock awards in accordance with the provisions of our 2012 Incentive Award Plan. The vesting schedule for restricted stock granted is 25% per year over a four-year period, commencing on January 1 of the year following the grant, subject to acceleration upon certain events, such as retirement, and qualifying terminations.
(7)	For Mr. Case, this amount represents incremental expense incurred on performance shares that were originally granted on January 14, 2016, February 14, 2017, and February 16, 2018, and vested upon his departure from the company in October 2018.

Outstanding Equity Awards Table as of December 31, 2018

The following table sets forth summary information concerning outstanding restricted stock and performance shares held by each named executive officer as of December 31, 2018. None of the named executive officers held any exercisable or unexercisable options as of December 31, 2018.

	STOCK AWARDS
NAMED EXECUTIVE OFFICER	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED AS OF DECEMBER 31, 2018(1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT YET VESTED(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES THAT HAVE NOT VESTED(3)	EQUITY INCENTIVE PLAN AWARDS: MARKET VALUE OF UNEARNED SHARES THAT HAVE NOT VESTED(2)(3)
Sumit Roy(4)	93,869	$5,917,502	132,381	$8,345,298
Paul M. Meurer(5)	29,231	1,842,722	80,212	5,056,564
Michael R. Pfeiffer(6)	20,706	1,305,306	55,730	3,513,219
Neil M. Abraham(7)	13,878	874,869	49,297	3,107,683
Mark E. Hagan(8)	7,647	482,067	25,738	1,622,524
(1)	The amounts in this column represent the portion of restricted stock awards and units that were granted from 1/21/14 through 12/31/18 to the named executive officers and that were unvested at 12/31/18.
(2)	Market value has been calculated by multiplying the closing market price of our common stock at 12/31/18 of $63.04 per share by the outstanding shares of restricted stock awards for each named executive officer.
(3)	This column represents unvested performance shares and units earned for the 2015-2017 and 2016-2018 performance periods based on actual performance. In February 2018 and 2019, the Compensation Committee certified percentage achievement for the 2015-2017 performance shares that were granted in February 2015 and 2016-2018 performance shares that were granted in January 2016, respectively, based on our performance relative to the metrics during each of the three-year performance periods. This column also includes the performance shares as if they were earned at the maximum level for the 2017-2019 performance period, since company performance is currently between threshold and maximum levels for this performance period. The performance shares for the 2018-2020 performance period represent shares earned at the maximum level since company performance is between target and maximum levels for this performance period. The number of performance shares earned for these open performance periods will be determined at the end of each performance period, and will vest in 50% increments on the first and second January after the three-year performance periods.
(4)	The restricted stock awards for Mr. Roy vest according to the following schedule: 21,691 shares vest on 1/1/19, 2,303 shares vest on 11/10/19, 17,238 shares vest on 1/1/20, 2,303 shares vest on 11/10/20, 13,219 shares vest on 1/1/21, 17,376 shares vest on 10/16/21, 2,363 shares vest on 1/1/22, and 17,376 shares vest on 10/16/22.
(5)	The restricted stock awards for Mr. Meurer vest according to the following schedule: 12,208 shares vest on 1/1/19, 921 shares vest on 11/10/19, 7,882 shares vest on 1/1/20, 922 shares vest on 11/10/20, 5,984 shares vest on 1/1/21, and 1,314 shares vest on 1/1/22.
(6)	The restricted stock and restricted stock unit awards for Mr. Pfeiffer vest according to the following schedule: 8,828 shares vest on 1/1/19, 921 shares vest on 11/10/19, 5,264 shares vest on 1/1/20, 922 shares vest on 11/10/20, 3,826 shares vest on 1/1/21, and 945 shares vest on 1/1/22.
(7)	The restricted stock awards for Mr. Abraham vest according to the following schedule: 3,697 shares vest on 1/1/19, 921 shares vest on 11/10/19, 3,696 shares vest on 1/1/20, 922 shares vest on 11/10/20, 3,697 shares vest on 1/1/21, and 945 shares vest on 1/1/22.
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Compensation Tables

(8)	The restricted stock awards for Mr. Hagan vest according to the following schedule: 1,911 shares vest on 5/21/19, 1,912 shares vest on 5/21/20, 1,912 shares vest on 5/21/21, and 1,912 shares vest on 5/21/22.

Stock Vested During 2018 Table

The following table sets forth summary information concerning the vesting of restricted stock and performance shares for each named executive officer during the year ended December 31, 2018. None of the named executive officers held or exercised any stock options in 2018.

	STOCK AWARDS
NAMED EXECUTIVE OFFICER	NUMBER OF SHARES ACQUIRED ON VESTING(1)(2)	VALUE REALIZED ON VESTING(3)
Sumit Roy	42,468	$2,371,747
John P. Case	418,778	25,355,666
Paul M. Meurer	30,169	1,676,046
Michael R. Pfeiffer	25,712	1,431,541
Neil M. Abraham	3,672	214,664
Mark E. Hagan	—	—
(1)	For Messrs. Roy, Meurer and Pfeiffer, this includes the portion of their stock awards that vested on January 1, 2018, February 16, 2018, March 11, 2018, and November 10, 2018. For Mr. Abraham, this includes the portion of his stock awards that vested on January 1, 2018 and November 10, 2018. For Mr. Case, this includes 79,919 stock awards that vested on January 1, 2018, February 16, 2018, and March 11, 2018 in accordance with the normal vesting schedule of the respective award agreements, as well as 338,859 stock awards that vested on October 16, 2018, and November 19, 2018 in accordance with the terms of his Severance Agreement, as more fully described on page 57. Mr. Hagan had no vested stock awards during 2018.
(2)	The number of shares acquired on vesting includes shares withheld to pay federal and state income taxes.
(3)	This column represents the value realized on vesting as calculated by multiplying the closing market price of our common stock on the applicable vesting dates by the number of shares that vested.

No Pension Benefits or Nonqualified Deferred Compensation

We do not provide any retirement benefits other than the opportunity to participate in a 401(k) plan. We do not currently sponsor any qualified or non-qualified defined benefit plans, any non-qualified defined contribution plans or deferred compensation plans. The Compensation Committee may elect to adopt such benefits if they determine that doing so is in the company’s best interests.

Potential Payments Upon Termination or Change in Control

Employment Agreements. During calendar year 2018, each of the named executive officers had the right to receive severance compensation upon the occurrence of certain events as specified in their employment agreements. The employment agreements provided that the named executive officers would be entitled to receive severance payments upon a “Qualifying Termination” which was defined as:

✓	a termination by us without “cause,”
✓	for Mr. Case, a termination for “good reason,” or
✓	for our named executive officers other than Mr. Case, a “constructive termination” by the executive, as applicable.

Our named executive officers were also entitled to receive severance payments if a Qualifying Termination occurred within twelve months after a change in control (these terms were further defined in the employment agreements). In connection with the adoption of the Severance Plan in January 2019, the employment agreements between the company and Messrs. Roy, Meurer, Pfeiffer, Abraham and Hagan were terminated. In addition, our equity award agreements provide certain rights in connection with a change in control and a Qualifying Termination of employment.

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Compensation Tables

Employment Agreement for Named Executive Officers, Other than Mr. Case. During calendar year 2018, the employment agreements, as amended, for our named executive officers other than Mr. Case, as well as the restricted stock award agreements and performance share award agreements, stipulated the following severance payments and benefits upon the occurrence of each scenario listed below:

Qualifying Termination Not in Connection with a Change in Control
•	a severance payment equal to twelve months’ base salary
•	an amount equal to the average of the last three years’ cash bonus paid
•	any accrued but unpaid wages and accrued but unused vacation pay
•
continuation of medical insurance coverage, at our expense, for a period of twelve months from the date of termination or until the executive officer becomes covered under another group medical insurance plan, whichever occurs first

•
all unvested time-based restricted stock shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the termination date, pro-rated based on the amount of time the executive was employed during the performance period through the termination date

Qualifying Termination in Connection with a Change in Control
•	a severance payment equal to twenty-four months’ base salary
•	an amount equal to two times the average of the last three years’ cash bonuses paid
•	any accrued but unpaid wages and accrued but unused vacation pay
•
continuation of medical insurance coverage, at our expense, for a period of eighteen months from the date of termination or until the named executive officer becomes covered under another group medical insurance plan, whichever occurs first

•
all unvested time-based restricted stock shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time the executive was employed during the performance period through the change in control

Death or Disability
•	accrued but unpaid wages and accrued but unused vacation pay, if any, as of the date of his death or disability
•
if the executive dies or becomes disabled during the performance period, the executive will vest in all of the target number of performance shares. If the executive dies or becomes disabled after the performance period, the executive will vest in the remaining unvested earned performance shares

•
in the case of death, the executives’ heirs will be entitled to life insurance benefits under our group life insurance program and all shares of unvested time-based restricted stock held by the employee will immediately vest in full

•	in the case of disability, all shares of unvested time-based restricted stock will continue to vest as scheduled

Change in Control without a Qualifying Termination. Vesting of outstanding restricted stock awards that were granted prior to December 2015 accelerate in the event of a change in control without a Qualifying Termination. Restricted stock awards granted after December 2015 accelerate only if there is a Qualifying Termination following a change in control. Outstanding performance shares accelerate based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time the executive was employed during the performance period through the change in control.

Retirement. None of the named executive officers were retirement eligible as of December 31, 2018. In the event that an executive officer retires, which can occur after a named executive officer turns 60 and has provided ten years of service, the named executive officer is entitled to receive accelerated vesting of 100% of any equity awards granted. Effective January 2015, in the event of a retirement (employing the same 60-year-old with ten years of service definition), restricted stock awards granted after this date will become fully vested. Additionally, in the event that a named executive officer retires during an outstanding performance period, the number of performance shares will vest based on the executive’s achievement of the performance goals through the retirement date, and pro-rated based on the amount of time the executive was employed during the

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Compensation Tables

performance period. If the named executive officer retires after the completion of the performance period, but prior to the vesting of performance shares earned, unvested performance shares will vest on the date of retirement.

Termination for Cause. Upon termination for failure to perform duties, the named executive officer would not be entitled to any payment or benefit other than the payment of accrued but unpaid wages and accrued but unused vacation as of the date of such termination, and the pro-rated vesting of the portion of unvested restricted shares that are scheduled to vest at the next vesting date.

Termination by Named Executive Officer. The named executive officer could also terminate the agreement at any time, upon two weeks’ notice to the company, which would not result in any severance payments.

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Compensation Tables

Termination and Change in Control Scenario Table

The table below estimates the payment and benefits to each of the named executive officers, other than Mr. Case, assuming that on December 31, 2018 (i) a Qualifying Termination occurred, not in connection with a change in control, (ii) a change in control and Qualifying Termination (Change in Control Termination) occurred, (iii) a change in control occurred, or (iv) employment was terminated due to death or disability. Excluded from the table below are certain benefits provided to all employees, such as accrued vacation, and benefits provided under other insurance policies. With the exception of medical benefits, which are paid monthly, the following amounts represent lump-sum payments and benefits. The closing price of our stock on December 31, 2018 was $63.04 per share and is used to calculate equity values for the following table.

Payments made to Mr. Case under the Severance Agreement in connection with his departure from the company are described below under “Potential Payments Upon Termination or Change in Control - Case Severance Agreement.”

NEO AND TRIGGER	SEVERANCE PAYMENTS(1)	BONUS PAYMENTS(2)	MEDICAL BENEFITS(3)	VALUE OF ACCELERATED EQUITY AWARDS(4)	LIFE INSURANCE BENEFIT(5)	TOTAL
Sumit Roy
Qualifying Termination	850,000	1,601,023	20,586	$11,425,475	—	$13,897,084
Change in Control Termination	1,700,000	3,202,046	30,879	11,425,475	—	$16,358,400
Change in Control	—	—	—	6,295,595	—	$6,295,595
Death	—	—	—	11,741,515	600,000	$12,341,515
Disability	—	—	—	5,824,013	—	$5,824,013
Paul M. Meurer
Qualifying Termination	525,000	969,351	20,586	5,275,797	—	$6,790,734
Change in Control Termination	1,050,000	1,938,702	30,879	5,275,797	—	$8,295,378
Change in Control	—	—	—	3,945,211	—	$3,945,211
Death	—	—	—	5,463,046	600,000	$6,063,046
Disability	—	—	—	3,620,324	—	$3,620,324
Michael R. Pfeiffer
Qualifying Termination	450,000	683,238	20,586	3,793,957	—	$4,947,781
Change in Control Termination	900,000	1,366,476	30,879	3,793,957	—	$6,091,312
Change in Control	—	—	—	2,894,818	—	$2,894,818
Death	—	—	—	3,892,783	600,000	$4,492,783
Disability	—	—	—	2,587,477	—	$2,587,477
Neil M. Abraham
Qualifying Termination	385,000	537,615	20,586	2,914,444	—	$3,857,645
Change in Control Termination	770,000	1,075,230	30,879	2,914,444	—	$4,790,553
Change in Control	—	—	—	2,039,575	—	$2,039,575
Death	—	—	—	3,024,155	600,000	$3,624,155
Disability	—	—	—	2,149,286	—	$2,149,286
Mark E. Hagan
Qualifying Termination	385,000	606,375	20,586	1,022,908	—	$2,034,869
Change in Control Termination	770,000	1,212,750	30,879	1,022,908	—	$3,036,537
Change in Control	—	—	—	540,841	—	$540,841
Death	—	—	—	1,293,329	600,000	$1,893,329
Disability	—	—	—	811,262	—	$811,262
(1)	Amount represents 12 months base salary in the case of a Qualifying Termination and 24 months base salary in the case of a Change in Control Termination.
(2)	Amount represents the applicable scenario multiple of the average of annual bonuses paid based on performance for 2018, 2017 and 2016 (includes amounts presented as non-equity incentive compensation awarded for 2018, 2017 and 2016 performance in the Summary Compensation Table) for all officers excluding Mr. Hagan. For Mr. Hagan, the amount represents the applicable scenario multiple of the annual bonus paid based on performance for 2018, as he started with the company in May 2018.
(3)	Amount represents estimated continuation of group medical insurance coverage at our expense for a period of 12 months in the case of a Qualifying Termination and for 18 months in the case of a Change in Control Termination.
(4)	Amount represents the aggregate value of the acceleration of vesting of the named executive officer’s outstanding restricted stock awards. For purposes of this calculation, each named executive officer’s total unvested restricted stock awards on December 31, 2018 are multiplied by our common stock closing price on December 31, 2018 of $63.04 per share. For termination scenarios, other than death or disability, the amount also includes the estimated amount payable under the outstanding performance shares consistent with the valuation of these awards set forth in the “Outstanding Equity Awards Table as of December 31, 2018” on page 52, which reflects
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Compensation Tables

unvested performance shares and units earned for the 2015-2017 and 2016-2018 performance periods based on actual performance, performance shares as if they were earned at the maximum level for the 2017-2019 performance periods, since company performance is currently between target and maximum levels for this performance period. The performance shares for the 2018-2020 performance period represent shares earned at the maximum level since company performance is between target and maximum levels for this performance period. The performance shares are pro-rated for the amount of time passed under each outstanding performance period. For death and disability, the amount reflects the value of the granted target performance shares, based on the December 31, 2018 stock price. Not included in the table is the continued vesting of the executive’s restricted stock in accordance with its original vesting schedule in the event of a termination of employment as a result of disability. The vesting schedule is set forth under the “Outstanding Equity Awards Table as of December 31, 2018” on page 52.

(5)	Amount represents life insurance benefits that would have been paid by a third-party insurance company to the beneficiaries of the named executive officers if they had died on December 31, 2018. This amount is calculated as two times the sum of the 2018 base salary and 2017 bonus of each named executive officer plus $15,000, up to a maximum amount of $600,000. Amounts payable under our disability insurance policies upon disability are not included as they are available to all employees on a non-discriminatory basis.

Case Severance Agreement. Under the Severance Agreement, subject to Mr. Case’s continued compliance with certain existing confidentiality and non-solicitation covenants and his not disclosing any information or providing any assistance or support to, or collaborating with, any person or entity that undertakes to effect a change in control of the company or that seeks to influence the management or policies of the company, Mr. Case received or is eligible to receive: (a) a lump-sum cash severance payment of $8,290,792, and (b) group medical insurance paid for by the company through the earlier of October 31, 2019 or until Mr. Case is covered by another group medical insurance plan. Additionally, each outstanding company equity-based award held by Mr. Case as of the date of termination was treated in accordance with the terms of the applicable award agreements as though Mr. Case incurred a termination of employment pursuant to Section 10(c) of his employment agreement with the company. The following table summarizes the amount of compensation and benefits paid or payable to Mr. Case under the Severance Agreement.

	SEVERANCE PAYMENTS	MEDICAL BENEFITS(1)	TREATMENT OF EQUITY AWARDS(2)	TOTAL
John P. Case	$8,290,792	$21,000	$20,900,292	$29,212,084
(1)	Estimated value based on company-paid premiums at 2018 enrollment rates for a period of 12 months.
(2)	Each outstanding company equity-based award held by Mr. Case as of the date of his departure from the company was treated in accordance with the terms of the applicable award agreements as though Mr. Case incurred a termination of employment pursuant to Section 10(c) of Mr. Case’s employment agreement with the company. Market value of these equity-based awards has been calculated by multiplying the closing market price for a share of our common stock on the applicable vesting dates by the outstanding shares on the date of Mr. Case’s departure from the company.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, we have prepared the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. We determined our median employee based on our employees’ base salaries for 2018. Regularly scheduled employees, newly hired or on leave during 2018, were assumed to have worked for the entire 2018 measurement period. We captured all employees as of December 31, 2018, consisting of 165 individuals, all located in the US We then determined the annual total compensation of our median employee, which includes base salary for 2018, annual cash bonus earned for 2018, the grant date fair value of equity awards granted during the 2018 measurement period, health care costs paid by the company, matching 401(k) contributions, and the taxable cost of group term life insurance. The annual total compensation of our median employee for 2018 was $97,630. The annual total compensation for 2018 for Mr. Roy, our CEO, was $8,054,588, which includes compensation as disclosed in the Summary Compensation Table on page 49, with the exception of Mr. Roy’s 2018 base salary and bonus, which have been annualized for the purposes of this calculation. This amount also includes health care costs paid by the company. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 83 to 1. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

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Section 16(a) Beneficial Ownership
Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively Insiders) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of Realty Income. Insiders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of Forms 3, 4, and 5 and the amendments thereto, received by the company for the year ended December 31, 2018, or written representations from certain reporting persons, we believe that during the year ended December 31, 2018, all filing requirements were complied with by our named executive officers, directors and beneficial owners of more than ten percent of our stock, except for the following, due to administrative oversight:

A late Form 3 was filed by Mark E. Hagan on July 12, 2018 to report his appointment as an executive vice president and Chief Investment Officer of the company on May 21, 2018.

Related Party Transactions

We have adopted a written policy regarding the review, approval, and ratification of any related party transaction. Under this policy, the Audit Committee shall review the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Business Ethics. The Audit Committee either approves or disapproves the related party transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party” is (i) any person who is, or at any time since the beginning of the company’s last fiscal year was, our director or executive officer or a nominee to become our director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

We had no related party transactions in 2018.

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Security Ownership of Certain Beneficial
Owners and Management

The following table sets forth, as of March 14, 2019, based on 303,800,262 shares of common stock outstanding as of the close of business on that date, certain information with respect to the beneficial ownership of shares of our common stock by (i) each director, nominee, and named executive officer, (ii) all current directors and executive officers of Realty Income as a group, and (iii) each person known to us to own beneficially more than 5% of the outstanding shares of our common stock. Except as otherwise noted, we believe the beneficial owners of shares of our common stock listed below, based on information furnished by those owners, have sole voting and investment power with respect to their shares:

NAME OF BENEFICIAL OWNER	SHARES OF BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY	PERCENT OF CLASS
John P. Case(1)	145,326	*
Sumit Roy(2)	98,804	*
Paul M. Meurer(3)	33,584	*
Michael R. Pfeiffer(4)	21,396	*
Neil M. Abraham(5)	19,275	*
Mark E. Hagan(6)	10,138	*
Michael D. McKee(7)	145,500	*
Kathleen R. Allen(8)	78,000	*
A. Larry Chapman(9)	18,757	*
Reginald H. Gilyard(10)	4,000	*
Priya Cherian Huskins(11)	23,313	*
Gerardo I. Lopez(12)	4,000	*
Ronald L. Merriman(13)	20,075	*
Stephen E. Sterrett(14)	20,000	*
Gregory T. McLaughlin(15)	16,886	*
All current directors and executive officers of the company, as a group (17 persons)	685,788	0.2
*	Less than one-tenth of one percent
STOCKHOLDERS HOLDING 5% OR MORE	SHARES OF BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY	PERCENT OF CLASS
The Vanguard Group, Inc.(16) 100 Vanguard Blvd. Malvern, PA 19355	46,568,967	15.77%
BlackRock, Inc.(17) 55 East 52nd Street New York, NY 10055	35,007,804	11.90%
State Street Corporation(18) One Lincoln St. Boston, MA 02111	19,943,855	6.80%
Vanguard Specialized Funds—Vanguard Real Estate Index Fund(19) 100 Vanguard Blvd. Malvern, PA 19355	13,806,824	4.67%
(1)	Mr. Case’s total includes 120,953 shares of unvested restricted stock and 24,373 shares owned of record by the Case Family Trust dated May 27, 2015, of which he is a trustee and has shared voting and investment power. This table reflects Mr. Case’s stock ownership as of October 16, 2018, his last date of employment with the company.
(2)	Mr. Roy’s total includes 79,572 shares of unvested restricted stock and 19,232 shares of stock.
(3)	Mr. Meurer’s total includes 21,235 shares of unvested restricted stock and 12,349 shares of stock.
(4)	Mr. Pfeiffer’s total includes 1,440 shares of unvested restricted stock and 19,956 shares owned of record by the Pfeiffer Revocable Living Trust dated November 23, 2009, of which he is a trustee and has sole voting and investment power.
(5)	Mr. Abraham’s total includes 12,992 shares of unvested restricted stock and 6,283 shares of stock.
(6)	Mr. Hagan’s total includes 10,138 shares of unvested restricted stock.
Realty Income │ 2019 Proxy Statement 59

(7)	Mr. McKee’s total includes 113,200 shares owned of record by The McKee Family Trust dated February 11, 1995, of which he is a trustee and has shared voting and investment power, 6,400 shares owned of record by MCR Holdings, LLC, a family limited liability company, of which he and his wife have shared voting and investment power, 6,400 shares owned of record by MCC Ventures, LLC, a family limited liability company, of which he and his wife have shared voting and investment power, and 19,500 shares owned of record by an IRA, in the account of Mr. McKee.
(8)	Dr. Allen’s total includes 78,000 shares owned of record by The Allen Family Trust dated December 5, 2006, of which she is a trustee and has shared voting and investment power.
(9)	Mr. Chapman’s total includes 8,001 shares of unvested restricted stock and 10,756 shares of vested stock owned of record by A. Larry Chapman and Patricia L. Chapman, Trustees of the Chapman Family Trust, dated March 18, 1998, of which he is a trustee and has sole voting power and shared investment power.
(10)	Mr. Gilyard’s total includes 4,000 shares of unvested restricted stock.
(11)	Ms. Huskins’s total includes 23,313 shares owned of record by The Michael and Priya Huskins Revocable Trust dated February 12, 2001, of which she is a trustee and has shared voting and investment power.
(12)	Mr. Lopez’s total includes 4,000 shares of unvested restricted stock.
(13)	Mr. Merriman’s total includes 20,075 shares owned of record by The Ronald Merriman Family Trust dated July 17, 1997, of which he is a trustee and has shared voting and investment power.
(14)	Mr. Sterrett’s total includes 8,002 shares of unvested restricted stock and 11,998 shares of stock.
(15)	Mr. McLaughlin’s total includes 16,886 shares owned of record by The McLaughlin Family Trust dated May 28, 2009, of which he is a trustee and has shared voting and investment power.
(16)	Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 11, 2019, The Vanguard Group, Inc. (Vanguard) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of, 599,610 and 45,821,289 shares of our common stock, respectively, and shared power to vote or direct the vote and shared power to dispose or direct the disposition of 420,597 and 747,678 shares of our common stock, respectively. Vanguard Fiduciary Trust Company (VFTC), a wholly-owned subsidiary of Vanguard, is the beneficial owner of the 248,303 shares of our common stock as a result of its serving as investment manager of collective trust accounts and directs the voting of these shares. Vanguard Investments Australia, Ltd. (VIA), a wholly-owned subsidiary of Vanguard, is the beneficial owner of the 850,682 shares of our common stock as a result of its serving as investment manager of Australian investment offerings and directs the voting of these shares. Vanguard is an investment adviser in accordance with Section 13d-1(b)(1)(ii)(E) of the Exchange Act.
(17)	Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 31, 2019, BlackRock, Inc. has sole power to vote or direct the vote of 31,245,115 shares of our common stock, and sole power to dispose or direct the disposition of 35,007,804 shares of our common stock. BlackRock, Inc. does not have the shared power to vote or direct the vote of or the shared power to dispose or direct the disposition of any shares of our common stock.
(18)	Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 13, 2019, State Street Corporation does not have the power to vote or direct the vote of any shares of our common stock, or to dispose or direct the disposition of any shares of our common stock. State Street Corporation has the shared power to vote or direct the vote of 18,278,954 and the shared power to dispose or direct the disposition of 19,941,477 and the shared dis shares of our common stock.
(19)	Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 31, 2019, Vanguard Specialized Funds—Vanguard Real Estate Index Fund (Vanguard Real Estate Index Fund) has sole power to vote or direct the vote of 13,806,824 shares of our common stock and does not have the power to dispose or direct the disposition of any shares of our common stock. Vanguard Real Estate Index Fund is an investment company registered under Section 8 of the Investment Company Act of 1940. Vanguard Real Estate Index Fund is required to file an annual amendment to a Schedule 13G when there have been any changes, immaterial or material, including when ownership falls below 5%. As such, we have chosen to include this fund in the table above, even though its ownership is currently below the 5% threshold. Note that this Schedule 13G/A filed with the SEC on January 31, 2019 is the final filing by Vanguard Real Estate Index Fund unless its ownership exceeds 5% in the future.

Equity Compensation Plan Information as of

December 31, 2018

The following table sets forth certain equity compensation plan information as of December 31, 2018. We historically have only granted shares of restricted stock, restricted stock units, and long-term performance shares under the equity plan.

PLAN CATEGORY(1)	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS, AND RIGHTS (a)		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (b)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a)) (c)
Equity compensation plans approved by security holders	238,360	(2)	n/a	1,031,604	(3)
Equity compensation plans not approved by security holders	—		n/a	—
Total	238,360			1,031,604
(1)	Each of our equity compensation plans has been approved by our stockholders.
(2)	Represents shares of common stock that were subject to awards of RSUs, and potential awards under our LTIPs assuming the issuance of shares based on target performance, but excluding unvested restricted stock.
(3)	Represents shares of our common stock available for issuance under our 2012 Stock Incentive Award Plan. This amount has been reduced by the 223,392 performance shares assuming target performance, and 14,968 restricted stock units outstanding at December 31, 2018.
60 Realty Income │ 2019 Proxy Statement

Audit Related Matters

Annual Review of Independent Registered Public Accounting Firm

In connection with its oversight responsibilities, the Audit Committee assesses the performance of our independent registered public accounting firm on an annual basis. In conducting its assessment, the Audit Committee considers various audit quality indicators including:

✓	Global firm reputation;
✓	Global and national support;
✓	Competency and service by the engagement team, including industry expertise;
✓	Management’s input as to the firm’s technical expertise and knowledge; and
✓	Quality and breadth of services provided relative to the cost of those services.

The results of this assessment were taken into consideration when determining whether to reappoint KPMG LLP for the year ended December 31, 2019. Based on its evaluation, the Audit Committee believes that the continued retention of KPMG LLP to serve as our independent registered public accounting firm is in the best interest of the company.

Fees Paid to Independent Registered Public Accounting Firm

The fees paid to KPMG LLP, our independent registered public accounting firm, relating to 2018 and 2017 were as follows:

	2018(1)	2017(1)
Total audit fees(2)	$2,450,000	$1,970,400
Tax fees(3)	462,982	315,194
(1)	There were no additional audit-related fees or other fees incurred during 2018 or 2017 other than those set forth above.
(2)	Includes the aggregate fees billed by KPMG LLP for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, the issuances of comfort letters to underwriters, the reviews of registration statements in connection with the issuance of consents totaling approximately $300,000 in 2018 and $255,000 in 2017, and the audit of internal controls. Also included in the aggregate fees billed by KPMG LLP for 2018 are non-recurring fees related to the 2018 implementation of a new enterprise resource planning system totaling $216,000.
(3)	Includes the aggregate fees billed by KPMG LLP for tax services. Tax services consisted of tax return preparation and tax compliance.

Pre-approval Policies and Procedures

The Audit Committee’s charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit and permitted non-audit services to be provided to the company. Pursuant to its charter, the Audit Committee has established pre-approval policies and procedures for permitted non-audit services. The Audit Committee considers each engagement on a case-by-case basis according to certain required criteria, including the skill set necessary for the engagement and ensuring the engagement should not involve work that would result in our registered public accounting firm eventually auditing its own work. The Audit Committee is regularly updated on the status of all outstanding engagements. If we anticipate that the fees for specific engagements may exceed the amount initially approved by the Audit Committee, the Audit Committee will consider proposals to increase the fees for such engagements on a case-by-case basis.

The Audit Committee has established the following thresholds for pre-approval of non-audit services to be performed by our auditor in accordance with our pre-approval policies and procedures:

✓	Select members of management have authority up to $100,000;
✓	The Audit Committee Chair has authority up to $250,000; and
✓	The Audit Committee has authority for engagement services greater than $250,000.
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Audit Related Matters

The decisions made pursuant to these delegated authorities must be presented to the full Audit Committee at its next scheduled meeting, whereby the above approval threshold levels are reset. All of the services performed by KPMG LLP in 2018 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures.

Audit Committee Report

The Audit Committee of the Board of Directors of Realty Income Corporation, a Maryland corporation (Realty Income), is comprised of independent directors as required by the listing standards of the New York Stock Exchange (NYSE). The Audit Committee operates pursuant to a written charter, as required by the NYSE and the rules and regulations of the Securities and Exchange Commission (SEC), which was adopted by Realty Income’s Board of Directors. In 2018, the Audit Committee met eight times.

The role of the Audit Committee is to appoint, retain, and oversee our independent registered public accounting firm, which is currently KPMG LLP, and to oversee Realty Income’s financial reporting process on behalf of the Board of Directors. Management of Realty Income has the primary responsibility for the preparation of Realty Income’s consolidated financial statements as well as executing Realty Income’s financial reporting process, principles, and internal controls. The independent registered public accounting firm is responsible for performing an audit of Realty Income’s consolidated financial statements and internal controls over financial reporting, and expressing an opinion as to the conformity of such consolidated financial statements with US generally accepted accounting principles, and management’s assessment of and the effectiveness of Realty Income’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP the audit of the consolidated financial statements and the audit of Realty Income’s internal controls over financial reporting, as of and for the year ended December 31, 2018. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) AS No. 1301. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and it has discussed with the auditors their independence from Realty Income and its management. The Audit Committee has also considered whether KPMG LLP’s preparation of tax returns, tax consulting services, and other non-audit services to Realty Income is compatible with maintaining KPMG LLP’s independence.

The Audit Committee has oversight responsibilities for reviewing the services performed by KPMG LLP and retains sole authority to select, evaluate and replace our independent registered public accounting firm. In fulfilling its oversight responsibilities, the committee discusses KPMG LLP’s overall scope and execution of the annual audit, as well as other matters required to be discussed by PCAOB auditing standards. The Audit Committee annually evaluates the reputation, qualifications, performance and independence of KPMG LLP and its lead audit partner. The Audit Committee also considered the SEC requirement with respect to the rotation of the lead engagement partner at least every five years. At the request of management and the Audit Committee, KPMG LLP presents a short list of candidates to management. Management meets with the candidates and selects a candidate to meet with the Audit Committee, which then decides whether to affirm the selection.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Realty Income’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Submitted on March 12, 2019 by the members of the Audit Committee of Realty Income’s Board of Directors.

Ronald L. Merriman, Chair Kathleen R. Allen, Ph.D. A. Larry Chapman Gregory T. McLaughlin

The above report of the Audit Committee will not be deemed to be incorporated by reference into any filing by the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Realty Income specifically incorporates the same by reference.

62 Realty Income │ 2019 Proxy Statement

Frequently Asked Questions

When is the Annual Meeting?

The Annual Meeting will be held on May 14, 2019, at the San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130. Stockholders will be admitted to the Annual Meeting at 8:30 a.m., Pacific Time, and the program will begin promptly at 9:00 a.m., Pacific Time.

Do I need a ticket to attend the Annual Meeting?

No, you do not need a ticket, but you will need to identify yourself as a stockholder when you arrive in order to receive certain Annual Meeting materials. Complimentary parking will be available.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders as of the close of business on the record date, March 14, 2019, will consider and vote upon:

•	The election of nine director nominees named in this Proxy Statement to serve until the 2020 annual meeting of stockholders and until their respective successors are duly elected and qualify;
•	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019;
•	A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement (also known as the “say-on-pay” vote);
•	The amendment of our Charter to increase the number of authorized shares of our common stock from 370,100,000 to 740,200,000;
•	A non-binding advisory vote to ratify an amendment of our Bylaws, which permits stockholders to propose binding amendments to our Bylaws; and
•	The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on March 14, 2019 are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 303,800,262 shares of common stock outstanding and entitled to vote. Each outstanding share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting or any postponement or adjournment thereof.

How will I receive my Proxy Materials for the Annual Meeting?

Beginning on or about April , 2019, Proxy Materials (including the Proxy Statement, proxy card, and Annual Report) for the Annual Meeting will be sent via e-mail or mail to our stockholders of record in accordance with their preference if indicated previously. If a preference has not been specified, we will either mail to those stockholders our Proxy Materials or a Notice of Availability of Proxy Materials (the “Notice”) which contains instructions on how to access our materials by mail, e-mail, or on the Internet.

In accordance with the SEC notice and access rule, the Notice allows us to provide our stockholders with the information they need to vote through various means, while lowering the costs of print and delivery and reducing the environmental impact. The Notice is not a proxy and cannot be used to authorize a proxy to vote your shares. If you receive a Notice this year, you will not receive paper copies of the Proxy Materials unless you request the materials by following the instructions on the Notice or by accessing the website identified on the Notice.

What is the difference between holding shares as a stockholder of record or as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered a “stockholder of record.” In this case, you receive your dividend check from Computershare. This year we have engaged the services of Broadridge Financial Solutions (“Broadridge”) to mail our Proxy Materials or Notice to our registered holders.

If your shares are held by a bank, in a brokerage account, or other holder of record, you are considered a “beneficial owner” of shares held in street name. The Proxy Materials or Notice may be forwarded to you by your bank, broker, or other holder of record. As the beneficial owner, you have the right to direct your bank,

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Frequently Asked Questions

broker, or other holder of record on how to vote your shares by following their instructions for authorizing your proxy.

Is it necessary to vote if my shares are held in my brokerage account?

It is important to vote your shares even if your shares are held in a brokerage account. Otherwise, your shares may not be voted on certain matters unless you provide voting instructions to your bank, broker or other holder of record. If you are unsure, please vote your Realty Income shares using the voting information provided.

How do I vote?

You may vote or authorize a proxy to vote using any of the following methods:

By Internet

Authorize a proxy to vote your shares via the website www.proxyvote.com, which is available 24 hours per day until 11:59 p.m., Eastern Time, on May 13, 2019. In order to authorize your proxy, you will need to have available the control number that appears on the Notice or proxy you received. If you authorize your proxy via the Internet, you do not need to return your proxy or voting instruction card.

By Telephone

Authorize a proxy to vote your shares by calling toll-free 1-800-690-6903, 24 hours per day until 11:59 p.m., Eastern Time, on May 13, 2019. When you call, please have the proxy in hand that you received and/or requested via the Notice, along with the control number that appears on the proxy. Follow the series of prompts to instruct your proxy how to vote your shares. If you authorize your proxy by telephone, you do not need to return your proxy or voting instruction card.

By Mail

If you received and/or requested via the Notice a printed set of the Proxy Materials (including the Proxy Statement, proxy card, and Annual Report), authorize a proxy to vote your shares by completing, signing, and returning the proxy card in the prepaid envelope provided. If the prepaid envelope is missing, please mail your completed proxy to: Realty Income Corporation, Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

In person at the Annual Meeting

Vote your shares in person by attending the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as your representative. If you are a beneficial owner of shares, you must obtain a “legal proxy,” which generally takes several days, from your broker, bank or other holder of record and present it to the inspector of election at the Annual Meeting to be able to vote in person at the Annual Meeting.

How does the Board of Directors recommend I vote on the proposals?

Our Board of Directors recommends that you vote your shares as follows:

✓	Proposal 1: FOR the election to the Board of Directors of the nine nominees listed in this Proxy Statement;
✓	Proposal 2: FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019;
✓	Proposal 3: FOR the say-on-pay vote;
✓	Proposal 4: FOR the Charter amendment to increase the number of authorized shares; and
✓	Proposal 5: FOR the advisory vote to ratify the amendment to the company’s Bylaws.

What happens if I do not indicate my voting preferences?

If you are a stockholder of record and you sign and submit your proxy card or authorize your proxy by telephone or Internet, but do not indicate your voting preferences, the persons named in the proxy will vote the shares represented by that proxy consistent with the recommendations of our Board of Directors, which are as follows:

✓	Proposal 1: FOR the election to the Board of Directors of the nine nominees listed in this Proxy Statement;
✓	Proposal 2: FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019;
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Frequently Asked Questions

✓	Proposal 3: FOR the say-on-pay vote;
✓	Proposal 4: FOR the Charter amendment to increase the number of authorized shares; and
✓	Proposal 5: FOR the advisory vote to ratify the amendment to the company’s Bylaws.

In the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting.

If you hold your shares through a broker and do not instruct your broker on how to vote your shares, your broker is not permitted to vote your shares on “non-routine” matters as defined by the NYSE, including the election of directors, the say-on-pay vote, the Charter amendment, and the ratification of the amendment to the Bylaws, but is permitted to vote your shares on “routine” matters as defined by the NYSE, including the proposal regarding ratification of the appointment of our auditor.

May I change my vote after I submit my proxy?

If you are a stockholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by doing one of the following:

•	delivering to our Corporate Secretary a written notice of revocation (the contact information for our Corporate Secretary is provided below);
•	signing and returning to our Corporate Secretary a proxy bearing a later date;
•	authorizing another proxy by telephone or on the Internet (your most recent telephone or Internet authorization will be used); or
•	voting in person at the Annual Meeting.

If your shares are held in the name of a broker, bank, trust, or other nominee, you may change your voting instructions by following the instructions provided by your broker, bank, or other record holder.

Your attendance at the Annual Meeting will not by itself be sufficient to revoke a proxy unless you vote in person or give written notice of revocation to our Corporate Secretary before the polls are closed. Any written notice revoking a proxy should be sent to Michael R. Pfeiffer, our Corporate Secretary, at our corporate offices at 11995 El Camino Real, San Diego, California 92130.

What are the quorum and voting requirements on the five proposals mentioned in this Proxy Statement?

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker, or other holder of record of shares for a beneficial owner properly executes and returns a proxy card, but does not vote on a matter because the bank, broker, or other holder does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owner.

The following outlines the vote required and the effect of abstentions and broker non-votes for each proposal at the Annual Meeting:

PROPOSAL NUMBER	SUBJECT	VOTE REQUIRED(2)	IMPACT OF ABSTENTIONS AND BROKER NON-VOTES, IF ANY
1	Election of Directors(1)	The affirmative vote of a majority of the votes cast is necessary for the election of each director nominee.
Abstentions and broker non-votes will not count as a vote cast “FOR” or “AGAINST” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. Brokers do not have discretionary authority to vote your shares for director nominees.

2	Ratification of Appointment of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the votes cast is necessary for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019.

Abstentions will have no effect on the outcome of the vote. Broker non-votes are not expected to result from this proposal since as a beneficial owner, your bank, broker, or other holder of record is permitted to vote your shares even if the broker does not receive voting instructions from you.

3	Say-on-Pay Vote	The affirmative vote of a majority of the votes cast is necessary for the approval of the say-on-pay vote.
Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote. Brokers do not have discretionary authority to vote your shares for the say-on-pay vote.

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Frequently Asked Questions

PROPOSAL NUMBER	SUBJECT	VOTE REQUIRED(2)	IMPACT OF ABSTENTIONS AND BROKER NON-VOTES, IF ANY
4	Charter Amendment
The affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on Proposal 4 is necessary for the approval of the amendment to our Charter to increase the number of authorized shares of common stock.

Brokers do not have discretionary authority to vote your shares on the proposal, and thus broker non-votes may result on this proposal. Abstentions and broker non-votes will have the same effect as votes against this proposal.

5	Ratification of the Amendment to the Company’s Bylaws	The affirmative vote of a majority of the votes cast on Proposal 5 is necessary for the ratification of the amendment to our bylaws.	Brokers do not have discretionary authority to vote your shares on the proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote.
(1)	In accordance with the policy adopted by our Board of Directors, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to offer his or her resignation to the Board of Directors. The Nominating/Corporate Governance Committee of the Board of Directors, or a committee of independent directors in the event the incumbent is a member of the Nominating/Corporate Governance Committee, will then make a determination as to whether to accept or reject the tendered offer of resignation, generally within 90 days after certification of the election results of the stockholder vote. Following such determination, we will publicly disclose the decision regarding any tendered offer of resignation and the rationale behind such decision in a filing of a Current Report on Form 8-K with the SEC. If a director’s offer to resign is not accepted by the Board of Directors (or properly constituted committee) or such director does not otherwise submit his or her resignation to the Board of Directors, such director shall continue to serve until his or her successor is duly elected and qualifies, or until his or her earlier resignation or removal.
(2)	Pursuant to the terms of our Bylaws, a “majority of votes cast” standard requires that the number of votes cast “FOR” a proposal or director nominee must exceed the number of votes cast “AGAINST” such proposal or director nominee.

Will any other business be conducted at the Annual Meeting?

Our Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the discretion of the person or persons voting the proxies. Under the NYSE rules, if you are a beneficial owner, your bank, broker, or other holder of record may not vote your shares on any contested stockholder proposal without instructions from you.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent convening or resumption of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the Annual Meeting as originally convened (except for any proxies that have effectively been revoked or withdrawn).

Who will count the vote?

Representatives of Broadridge will tabulate the votes and act as inspector of election.

Can I access the Notice of Annual Meeting, Proxy Statement and Annual Report on the Internet?

This Proxy Statement (which includes the Notice of Annual Meeting) and our 2018 Annual Report are available on our website at www.realtyincome.com/investors/financial-information/annual-reports-and-proxy. You can also view these materials at www.proxyvote.com by using the control number provided on your proxy card, in your e-mailed Proxy Materials, or on your Notice.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers, employees, and agents may solicit proxies by telephone, Internet, or otherwise. These directors, officers, and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold shares of our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their reasonable expenses incurred in forwarding such materials.

Stockholders who authorize their proxies through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and these costs must be borne by the stockholder.

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Stockholder Proposals for 2020
Annual Meeting

In order for stockholder proposals otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our Proxy Statement for our 2019 annual meeting of stockholders, they must be received by us at our principal office, 11995 El Camino Real, San Diego, CA 92130 on or before December 3, 2019.

For an eligible stockholder or group of stockholders to nominate a director nominee for election at our 2020 annual meeting of stockholders pursuant to the proxy access provision of our Bylaws, such eligible stockholder or group of stockholders must comply with the then current advance notice requirements in our Bylaws and deliver the proposal to our Corporate Secretary between November , 2019 and December , 2019 in order for such proposal to be considered timely. In addition, our Bylaws require the eligible stockholder or group of stockholders to update and supplement such information as of specified dates.

In addition, if a stockholder desires to bring business (including director nominations) before our 2020 annual meeting of stockholders that is not the subject of a proposal timely submitted for inclusion in our 2020 Proxy Statement, written notice of such business, as currently prescribed in our Bylaws, must be received by our Corporate Secretary between November , 2019 and December , 2019. For additional requirements, a stockholder may refer to our current Bylaws, Article III, Section 12, “Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals,” and Article III, Section 15, “Proxy Access,” a copy of which may be obtained from our Corporate Secretary upon request and without charge. See “Communications with the Board” for contact information. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. When used in this Proxy Statement, the words “estimated”, “anticipated”, “expect”, “believe”, “intend” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of strategy, plans or intentions of management. Forward-looking statements are subject to risks, uncertainties, and assumptions about Realty Income Corporation, and future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Proxy Statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this Proxy Statement or to reflect the occurrence of unanticipated events.

Householding of Proxy Materials

SEC rules permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders that are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, 11995 El Camino Real, San Diego, CA 92130, or contact Investor Relations by telephone at (877) 924-6266. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Realty Income │ 2019 Proxy Statement 67

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by us under those statutes, the preceding Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our Proxy Statement, Notice of Annual Meeting and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

By Order of the Board of Directors,

Michael R. Pfeiffer
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

April , 2019

68 Realty Income │ 2019 Proxy Statement

Appendix A

ARTICLES OF AMENDMENT
OF
REALTY INCOME CORPORATION
A MARYLAND CORPORATION

Realty Income Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by deleting Section 6.1 of Article VI in its entirety and inserting the following in lieu thereof:

“Section 6.1 Authorized Shares. The Corporation has the authority to issue 810,100,000 shares of stock, consisting of 740,200,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 69,900,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of all classes of stock is $8,101,000.”

SECOND: The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: Immediately prior to the above amendment, the Corporation had authority to issue 440,000,000 shares of stock, consisting of 370,100,000 shares of Common Stock and 69,900,000 shares of Preferred Stock. The aggregate par value of all authorized shares of all classes of stock having par value was $4,400,000.

FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment is 810,100,000, consisting of 740,200,000 shares of Common Stock and 69,900,000 shares of Preferred Stock. The aggregate par value of all authorized shares of all classes of stock having par value is $8,101,000.

FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendment of the charter.

SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Executive Vice President, Chief Administrative Officer, General Counsel and Secretary on this       day of April, 2019.

ATTEST:		REALTY INCOME CORPORATION

By:
	Michael R. Pfeiffer		Sumit Roy
	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary		President and Chief Executive Officer

Realty Income │ 2019 Proxy Statement 69

APPENDIX B

ARTICLE XII

AMENDMENT OF BYLAWS

The Board is vested with the power to adopt, alter or repeal any provision of these Bylaws and to adopt new Bylaws; provided, however, that Section 3 of Article IX (relating to the written statement the Corporation is required to furnish to stockholders), Article VII except for Section 8 thereof (relating to investment policy and restrictions), Section 5 of Article IX (relating to an annual report), and the definitions in Article I, to the extent that such definitions are to be used in any of the Sections cited in this Article XII (relating to amendments to the Bylaws), may not be amended, repealed or modified, or inconsistent provisions adopted with respect thereto, without the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter. In addition, pursuant to a binding proposal that is submitted to the stockholders for approval at a duly called annual meeting or special meeting of stockholders by a stockholder or group of no more than five stockholders:

(a)	each of which provides to the Secretary of the Corporation a timely notice of such proposal which satisfies the notice procedures and all other relevant provisions of Section 3 or Section 12 of Article III of these Bylaws and is otherwise permitted by applicable law (the “Notice of Bylaw Amendment Proposal”),
(b)	that Owned at least one percent or more of the shares of Common Stock outstanding from time to time continuously for at least one year as of both the date the Notice of Bylaw Amendment Proposal is delivered or mailed to and received by the Secretary of the Corporation in accordance with Section 3 or Section 12 of Article III of these Bylaws and the close of business on the record date for determining the stockholders entitled to vote at such annual meeting or special meeting of stockholders, and
(c)	that continuously Owns such shares of Common Stock through the date of such annual meeting or special meeting of stockholders (and any postponement or adjournment thereof), the stockholders shall have the power, by the affirmative vote of a majority of all votes entitled to be cast on the matter, to alter or repeal any provision of these Bylaws and to adopt new Bylaw provisions, except that the stockholders shall not have the power to alter or repeal Article X or this Article XII or adopt any provision of these Bylaws inconsistent with Article X or this Article XII without the approval of the Board of Directors.

As used in this Article XII, the term “Owned” has the meaning given thereto in Section 15 of Article III of these Bylaws, except that any references to an “Eligible Stockholder” or to the “Notice of Proxy Access Nomination” in the definition of “Owned” shall be deemed to be references to the stockholder or group of no more than five stockholders or to the Notice of Bylaw Amendment Proposal referred to in this Article XII.

70 Realty Income │ 2019 Proxy Statement

APPENDIX C

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Funds from Operations and Adjusted Funds from Operations

The following is a reconciliation of net income available to common stockholders (which we believe is the most comparable GAAP measure) to FFO and AFFO. Also presented is information regarding distributions paid to common stockholders and the weighted average number of common shares used for the basic and diluted computation per share (dollars in thousands, except per share amounts):

	2018	2017	2016
Net income available to common stockholders	$363,614	$301,514	$288,491
Depreciation and amortization	539,780	498,788	449,943
Depreciation of furniture, fixtures and equipment	(650)	(557)	(747)
Provisions for impairment on investment properties	28,269	14,751	20,664
Gain on sales of investment properties	(24,643)	(40,898)	(21,979)
FFO adjustments allocable to noncontrolling interests	(1,113)	(933)	(977)
FFO available to common stockholders	903,257	772,665	735,395
Executive severance charge(1)	18,651	—	—
Loss on extinguishment of debt	—	42,426	—
Excess of redemption value over carrying value of Class F preferred share redemption	—	13,373	—
Amortization of share-based compensation	15,470	13,946	12,007
Amortization of deferred financing costs(2)	3,991	5,326	5,352
Amortization of net mortgage premiums	(1,520)	(466)	(3,414)
Gain on interest rate swaps	(2,733)	(3,250)	(1,639)
Leasing costs and commissions	(3,907)	(1,575)	(797)
Recurring capital expenditures	(1,084)	(912)	(679)
Straight-line rent	(24,687)	(17,191)	(19,451)
Amortization of above and below-market leases	16,852	14,013	9,297
Other adjustments(3)	268	283	303
Total AFFO available to common stockholders	$924,558	$838,638	$736,374
AFFO allocable to dilutive noncontrolling interests	901	1,178	1,455
Diluted AFFO(3)	$925,459	$839,816	$737,829
AFFO per common share
Basic	$3.19	$3.07	$2.89
Diluted	$3.19	$3.06	$2.88
Distributions paid to common stockholders	$761,582	$689,294	$610,516
AFFO available to common stockholders in excess of distributions paid to common stockholders	$162,976	$149,858	$125,858
Weighted average number of common shares used for computation per share:
Basic	289,427,430	273,465,680	255,066,500
Diluted	289,923,984	274,024,936	255,822,679
(1)	The executive severance charge represents the incremental costs incurred upon our form CEO’s departure in October 2018 per the reconciliation below:
Cash	$9,817
Stock compensation	17,902
Professional fees	574
Total value of severance	28,293
Amount accrued for CEO compensation prior to separation	(9,642)
Incremental severance	$18,651
(2)	Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and upon issuance of our term loans. The deferred financing costs are being amortized over the lives of the respective mortgages and term loans. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.
(3)	Includes adjustments allocable to both non-controlling interests and capital lease obligations.
Realty Income │ 2019 Proxy Statement 71

REALTY INCOME
The Monthly Dividend Company®

REALTY INCOME CORPORATION
COMPUTERSHARE
P.O. BOX 505005
LOUISVILLE, KY 40233-5005

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E65997-P19028

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REALTY INCOME CORPORATION

The Board of Directors recommends a vote FOR the election of the nine director nominees, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019, FOR the resolution to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion in the Proxy Statement, FOR the amendment of the Charter to increase the number of authorized shares of common stock, and FOR the non-binding advisory proposal to ratify the amendment to the company's Bylaws to permit stockholders to propose binding amendments to the company's Bylaws.

Proposal 1. To elect the following nine director nominees to serve until the 2020 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify:

Nominees:	**For**	**Against**	**Abstain**
1a. Kathleen R. Allen	☐	☐	☐
1b. A. Larry Chapman	☐	☐	☐
1c. Reginald H. Gilyard	☐	☐	☐
1d. Priya Cherian Huskins	☐	☐	☐
1e. Gerardo I. Lopez	☐	☐	☐
1f. Michael D. McKee	☐	☐	☐
1g. Gregory T. McLaughlin	☐	☐	☐
1h. Ronald L. Merriman	☐	☐	☐
1i. Sumit Roy	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, AS INDICATED ABOVE. THE VOTES YOU ARE ENTITLED TO CAST WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E65998-P19028

REALTY INCOME CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 14, 2019
9:00 a.m., Pacific Time
San Diego Marriott Del Mar
11966 El Camino Real
San Diego, CA 92130

This proxy is solicited on behalf of the Board of Directors of Realty Income Corporation (the "company") for exercise at the Annual Meeting of Stockholders on May 14, 2019.

The shares of stock held in your account will be voted as you specify on the reverse side.

If this proxy is executed but no choice is specified, the proxy will be voted "FOR" the election of the nine director nominees, "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019, "FOR" the resolution to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion in the Proxy Statement, "FOR" the amendment of the Charter to increase the number of authorized shares of common stock, and "FOR" the non-binding advisory proposal to ratify the amendment to the company's Bylaws to permit stockholders to propose binding amendments to the company's Bylaws. The votes you are entitled to cast will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any postponement or adjournment thereof.

By signing the proxy, you acknowledge receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and you revoke all prior proxies given with respect to the Annual Meeting and appoint Michael R. Pfeiffer and Sumit Roy, and each of them as your proxies with full power of substitution in each of them, to attend the Annual Meeting and any postponement or adjournment thereof, to cast on your behalf all votes that you are entitled to cast on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and any postponement or adjournment thereof and otherwise to represent you at the Annual Meeting and any postponement or adjournment thereof with all powers possessed by you, if personally present.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side